Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
Burger King Holdings, Inc.:
     We have audited the accompanying consolidated balance sheets of Burger King Holdings, Inc. and subsidiaries (Burger King Holdings) as of June 30, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2010. These consolidated financial statements are the responsibility of Burger King Holdings’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Burger King Holdings as of June 30, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2010, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Miami, Florida
August 26, 2010, except for note 25, as to which the date is November 11, 2010
Certified Public Accountants

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(In millions, except
share data)

	As of June 30,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$187.6	$121.7
Trade and notes receivable, net	142.9	130.0
Prepaids and other current assets, net	88.4	86.4
Deferred income taxes, net	15.1	32.5

Total current assets	434.0	370.6
Property and equipment, net	1,014.1	1,013.2
Intangible assets, net	1,025.4	1,062.7
Goodwill	31.0	26.4
Net investment in property leased to franchisees	138.5	135.3
Other assets, net	104.2	98.9

Total assets	$2,747.2	$2,707.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$106.9	$127.0
Accrued advertising	71.9	67.8
Other accrued liabilities	200.9	220.0
Current portion of long term debt and capital leases	93.3	67.5

Total current liabilities	473.0	482.3
Term debt, net of current portion	667.7	755.6
Capital leases, net of current portion	65.3	65.8
Other liabilities, net	344.6	354.5
Deferred income taxes, net	68.2	74.1

Total liabilities	1,618.8	1,732.3

Commitments and Contingencies (Note 22)
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized; 135,814,644 and 134,792,121 shares issued and outstanding at June 30, 2010 and 2009, respectively	1.4	1.4
Restricted stock units	—	—
Additional paid-in capital	647.2	623.4
Retained earnings	608.0	455.4
Accumulated other comprehensive loss	(66.9)	(45.9)
Treasury stock, at cost; 2,972,738 and 2,884,223 shares at June 30, 2010 and 2009, respectively	(61.3)	(59.5)

Total stockholders’ equity	1,128.4	974.8

Total liabilities and stockholders’ equity	$2,747.2	$2,707.1

See accompanying notes to consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(In millions, except
per share data)

	Years Ended June 30,
	2010	2009	2008

Revenues:
Company restaurant revenues	$1,839.3	$1,880.5	$1,795.9
Franchise revenues	549.2	543.4	537.2
Property revenues	113.7	113.5	121.6

Total revenues	2,502.2	2,537.4	2,454.7
Company restaurant expenses:
Food, paper and product costs	585.0	603.7	564.3
Payroll and employee benefits	568.7	582.2	534.7
Occupancy and other operating costs	461.1	457.8	439.0

Total Company restaurant expenses	1,614.8	1,643.7	1,538.0
Selling, general and administrative expenses (See Note 2)	495.8	494.3	501.0
Property expenses	59.4	58.1	62.1
Other operating (income) expenses, net (See Note 2)	(0.7)	1.9	(0.6)

Total operating costs and expenses	2,169.3	2,198.0	2,100.5

Income from operations	332.9	339.4	354.2

Interest expense	49.6	57.3	67.1
Interest income	(1.0)	(2.7)	(5.9)

Total interest expense, net	48.6	54.6	61.2

Income before income taxes	284.3	284.8	293.0
Income tax expense	97.5	84.7	103.4

Net income	$186.8	$200.1	$189.6

Earnings per share:
Basic	$1.38	$1.48	$1.40
Diluted	$1.36	$1.46	$1.38
Weighted average shares outstanding:
Basic	135.4	134.8	135.1
Diluted	137.2	136.8	137.6
Dividends per common share	$0.25	$0.25	$0.25

See accompanying notes to consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

		Issued
	Issued	Common	Restricted	Additional		Accumulated Other
	Common	Stock	Stock	Paid-In	Retained	Comprehensive	Treasury
	Stock Shares	Amount	Units	Capital	Earnings	Income (Loss)	Stock	Total
	(In millions, except per share information)

Balances at June 30, 2007	135.2	$1.4	$2.8	$573.6	$134.4	$7.5	$(3.8)	$715.9
Stock option exercises	1.2	—	—	3.8	—	—	—	3.8
Stock option tax benefits	—	—	—	9.3	—	—	—	9.3
Stock-based compensation	—	—	—	11.4	—	—	—	11.4
Treasury stock purchases	(1.4)	—	—	—	—	—	(35.4)	(35.4)
Issuance of shares upon settlement of restricted stock units	—	—	(2.8)	2.8	—	—	—	—
Dividend paid on common shares ($0.25 per share)	—	—	—	—	(34.2)	—	—	(34.2)
Comprehensive income:
Net income	—	—	—	—	189.6	—	—	189.6
Foreign currency translation adjustment	—	—	—	—	—	(1.7)	—	(1.7)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $3.9 million	—	—	—	—	—	(6.4)	—	(6.4)
Amounts reclassified to earnings during the period from terminated swaps, net of tax $1.1 million	—	—	—	—	—	(1.3)	—	(1.3)
Pension and post-retirement benefit plans, net of tax of $4.5 million	—	—	—	—	—	(6.5)	—	(6.5)

Total Comprehensive income								173.7

Balances at June 30, 2008	135.0	$1.4	$—	$600.9	$289.8	$(8.4)	$(39.2)	$844.5
Stock option exercises	0.6	—	—	3.0	—	—	—	3.0
Stock option tax benefits	—	—	—	3.3	—	—	—	3.3
Stock-based compensation	—	—	—	16.2	—	—	—	16.2
Treasury stock purchases	(0.8)	—	—	—	—	—	(20.3)	(20.3)
Dividend paid on common shares ($0.25 per share)	—	—	—	—	(34.1)	—	—	(34.1)
Comprehensive income:
Net income	—	—	—	—	200.1	—	—	200.1
Foreign currency translation adjustment	—	—	—	—	—	(6.0)	—	(6.0)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $10.6 million	—	—	—	—	—	(16.8)	—	(16.8)
Amounts reclassified to earnings during the period from terminated swaps, net of tax $0.4 million	—	—	—	—	—	(0.9)	—	(0.9)
Pension and post-retirement benefit plans, net of tax of $9.2 million	—	—	—	—	—	(13.8)	—	(13.8)

Total Comprehensive income								162.6
Adjustment to adopt re-measurement provision under SFAS No 158, net of tax of $0.2 million	—	—	—	—	(0.4)	—	—	(0.4)

Balances at June 30, 2009	134.8	$1.4	$—	$623.4	$455.4	$(45.9)	$(59.5)	$974.8
Stock option exercises	1.1	—	—	4.2	—	—	—	4.2
Stock option tax benefits	—	—	—	3.5	—	—	—	3.5
Stock-based compensation	—	—	—	17.0	—	—	—	17.0
Treasury stock purchases	(0.1)	—	—	(0.9)	—	—	(1.8)	(2.7)
Dividend paid on common shares ($0.25 per share)	—	—	—	—	(34.2)	—	—	(34.2)
Comprehensive income:
Net income	—	—	—	—	186.8	—	—	186.8
Foreign currency translation adjustment	—	—	—	—	—	(4.4)	—	(4.4)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $2.6 million	—	—	—	—	—	4.1	—	4.1
Amounts reclassified to earnings during the period from terminated swaps, net of tax $0.6 million	—	—	—	—	—	(1.0)	—	(1.0)
Pension and post-retirement benefit plans, net of tax of $11.3 million	—	—	—	—	—	(19.7)	—	(19.7)

Total Comprehensive income								165.8

Balances at June 30, 2010	135.8	$1.4	$—	$647.2	$608.0	$(66.9)	$(61.3)	$1,128.4

See accompanying notes to consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended June 30,
	2010	2009	2008
	(In millions)

Cash flows from operating activities:
Net income	$186.8	$200.1	$189.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111.7	98.1	95.6
Impairment of long-lived assets	—	0.5	—
Impairment on non-restaurant properties	2.9	—	—
Gain on hedging activities	(1.6)	(1.3)	(2.0)
Loss (gain) on remeasurement of foreign denominated transactions	40.9	50.1	(55.6)
Gain on refranchisings and dispositions of assets	(9.5)	(11.0)	(16.8)
Bad debt expense (recoveries), net	0.8	0.7	(2.7)
Stock-based compensation	17.0	16.2	11.4
Deferred income taxes	16.9	12.1	20.3
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivable	(15.9)	2.1	(8.6)
Prepaids and other current assets	(1.4)	(35.4)	14.9
Accounts and drafts payable	(20.8)	3.3	20.8
Accrued advertising	6.4	(7.7)	11.1
Other accrued liabilities	(22.3)	(20.8)	(6.2)
Other long-term assets and liabilities, net	(1.5)	3.8	(28.4)

Net cash provided by operating activities	310.4	310.8	243.4

Cash flows from investing activities:
Payments for property and equipment	(150.3)	(204.0)	(178.2)
Proceeds from refranchisings, disposition of asset and restaurant closures	21.5	26.4	27.0
Payments for acquired franchisee operations, net of cash acquired	(14.0)	(67.9)	(54.2)
Return of investment on direct financing leases	8.2	7.9	7.4
Other investing activities	(0.3)	(4.4)	(1.3)

Net cash used for investing activities	(134.9)	(242.0)	(199.3)

Cash flows from financing activities:
Repayments of term debt and capital leases	(67.7)	(7.4)	(55.5)
Borrowings under revolving credit facility and other	38.5	94.3	50.0
Repayments of revolving credit facility	(38.5)	(144.3)	—
Proceeds from stock option exercises	4.2	3.0	3.8
Dividends paid on common stock	(34.2)	(34.1)	(34.2)
Excess tax benefits from stock-based compensation	3.5	3.3	9.3
Repurchases of common stock	(2.7)	(20.3)	(35.4)

Net cash used for financing activities	(96.9)	(105.5)	(62.0)

Effect of exchange rates on cash and cash equivalents	(12.7)	(7.6)	14.4
Increase (decrease) in cash and cash equivalents	65.9	(44.3)	(3.5)
Cash and cash equivalents at beginning of year	121.7	166.0	169.5

Cash and cash equivalents at end of year	$187.6	$121.7	$166.0

Supplemental cashflow disclosures:
Interest paid	$48.7	$56.0	$64.6
Income taxes paid	$54.3	$112.3	$73.5
Non-cash investing and financing activities:
Acquisition of property with capital lease obligations	$3.7	$2.2	$9.3
Net investment in direct financing leases	$11.0	$12.2	$2.3

See accompanying notes to consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1.	Description of Business and Organization

Description of Business

Burger King Holdings, Inc. (“BKH” or the “Company”) is a Delaware corporation formed on July 23, 2002. The Company is the parent of Burger King Corporation (“BKC”), a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Burger King brand (the “Brand”).

The Company generates revenues from three sources: (i) retail sales at Company restaurants; (ii) franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and franchise fees paid by franchisees; and (iii) property income from restaurants that the Company leases or subleases to franchisees.

Restaurant sales are affected by the timing and effectiveness of the Company’s advertising, new products and promotional programs. The Company’s results of operations also fluctuate from quarter to quarter as a result of seasonal trends and other factors, such as the timing of restaurant openings and closings and the acquisition of franchise restaurants, as well as variability of the weather. Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year. Furthermore, adverse weather conditions can have material adverse effects on restaurant sales. The timing of religious holidays may also impact restaurant sales.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Investments in affiliates owned 50% or less are accounted for by the equity method. These investments were not significant as of June 30, 2010.

Certain prior year amounts in the accompanying Financial Statements and Notes to the Financial Statements have been reclassified in order to be comparable with the current year classifications. These reclassifications had no effect on previously reported net income. (See significant accounting policies for “Retirement Plans”.)

Concentrations of Risk

The Company’s operations include Company and franchise restaurants located in 76 countries and U.S. territories. Of the 12,174 restaurants in operation as of June 30, 2010, 1,387 were Company restaurants and 10,787 were franchise restaurants.

Four distributors service approximately 85% of our U.S. system restaurants and the loss of any one of these distributors would likely adversely affect our business. In many of the Company’s international markets, a single distributor services all the Burger King restaurants in the market. The loss of any of one of these distributors would likely have an adverse effect on the market impacted, and depending on the market, could have an adverse impact on the Company’s financial results.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Management adjusts such estimates and assumptions when facts and circumstances dictate. Volatile credit, equity, foreign currency, and energy markets

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

and declines in consumer spending have increased and may continue to affect the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Foreign Currency Translation

The foreign currency of each foreign subsidiary is generally the local currency. Foreign currency balance sheets are translated using the end of period exchange rates, and statements of income are translated at the average exchange rates for each period. The translation adjustments resulting from the translation of foreign currency financial statements are recorded in accumulated other comprehensive income (loss) within stockholders’ equity.

Foreign Currency Transaction Gain or Losses

Foreign currency transaction gains or losses resulting from the re-measurement of foreign-denominated assets and liabilities of the Company or its subsidiaries are reflected in earnings in the period when the exchange rates change and are included within other operating (income) expenses, net in the consolidated statements of income.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less and credit card receivables.

Allowance for Doubtful Accounts

The Company evaluates the collectibility of its trade accounts receivable from franchisees based on a combination of factors, including the length of time the receivables are past due and the probability of collection from litigation or default proceedings, where applicable. The Company records a specific allowance for doubtful accounts in an amount required to adjust the carrying values of such balances to the amount that the Company estimates to be net realizable value. The Company writes off a specific account when (a) the Company enters into an agreement with a franchisee that releases the franchisee from outstanding obligations, (b) franchise agreements are terminated and the projected costs of collections exceed the benefits expected to be received from pursuing the balance owed through legal action, or (c) franchisees do not have the financial wherewithal or unprotected assets from which collection is reasonably assured.

Notes receivable represent loans made to franchisees arising from re-franchisings of Company restaurants, sales of property, and in certain cases when past due trade receivables from franchisees are restructured into an interest-bearing note. Trade receivables which are restructured to interest-bearing notes are generally already fully reserved, and as a result, are transferred to notes receivable at a net carrying value of zero. Notes receivable with a carrying value greater than zero are written down to net realizable value when it is probable or likely that the Company is unable to collect all amounts due under the contractual terms of the loan agreement.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or net realizable value, and consist primarily of restaurant food items and paper supplies. Inventories are included in prepaids and other current assets in the accompanying consolidated balance sheets.

Property and Equipment, net

Property and equipment, net, owned by the Company are recorded at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets. Leasehold improvements to properties where the Company is the lessee are amortized over the lesser of the remaining term of the lease or the estimated useful life of the improvement. When

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

we commit to a plan to close a restaurant, we adjust the depreciable lives of the restaurants long-lived assets based on the expected date of closure.

Leases

The Company defines lease term as the initial term of the lease, plus any renewals covered by bargain renewal options or that are reasonably assured of exercise because non-renewal would create an economic penalty. Once determined, lease term is used consistently by the Company for lease classification, rent expense recognition, amortization of leasehold improvements and minimum rent commitment purposes.

Assets acquired by the Company as lessee under capital leases are stated at the lower of the present value of future minimum lease payments or fair market value at the date of inception of the lease. Capital lease assets are depreciated using the straight-line method over the shorter of the useful life of the asset or the underlying lease term.

The Company also enters into capital leases as lessor. Capital leases meeting the criteria of direct financing leases are recorded on a net basis, consisting of the gross investment and residual value in the lease less the unearned income. Unearned income is recognized over the lease term yielding a constant periodic rate of return on the net investment in the lease. Direct financing leases are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based on the payment history under the lease.

The Company records rent expense and income from operating leases that contain rent holidays or scheduled rent increases on a straight-line basis over the lease term. Contingent rentals are generally based on sales levels in excess of stipulated amounts, and thus are not considered minimum lease payments.

Favorable and unfavorable operating leases were recorded in 2002 as part of the acquisition of BKC by private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Funds (“the Sponsors”) and subsequent acquisitions of franchise restaurants. The Company amortizes these favorable and unfavorable leases on a straight-line basis over the remaining term of the leases. Upon early termination of a lease, the write-off of the favorable or unfavorable lease carrying value associated with the lease is recognized as a loss or gain in the consolidated statements of income. (See Note 18.)

Goodwill and Intangible Assets Not Subject to Amortization

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in the Company’s acquisitions of franchise restaurants, which are accounted for as business combinations. The Company’s indefinite-lived intangible asset consists of the Brand, which was recorded as part of the acquisition of BKC by the Sponsors.

Goodwill and the Brand are not amortized, but are tested for impairment on an annual basis and more often if an event occurs or circumstances change that indicates impairment might exist. The impairment test for goodwill requires the Company to compare the carrying value of reporting units (with assigned goodwill) to fair value. If the carrying value of a reporting unit with assigned goodwill exceeds its estimated fair value, the Company may be required to record an impairment charge to goodwill.

The impairment test for the Brand consists of a comparison of the carrying value of the Brand to its fair value on a consolidated basis, with impairment, if any, equal to the amount by which the carrying value exceeds its fair value.

The Company performs its impairment testing of goodwill and the Brand as of the beginning of its fourth fiscal quarter. No impairment charges resulted from these impairment tests for the years ended June 30, 2010, 2009 and 2008.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

When the Company disposes of a restaurant within six months of acquisition, the goodwill recorded in connection with the acquisition is written off. Goodwill is written off based on the relative fair value of the business sold to the reporting unit when disposals occur more than six months after acquisition.

Long-Lived Assets

Long-lived assets, such as property and equipment and acquired intangibles subject to amortization, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company reviews long-lived assets for indications of impairment on a quarterly basis. Some of the events or changes in circumstances that would trigger an impairment review include, but are not limited to, a significant under-performance relative to expected and/or historical results (two consecutive years of negative comparable sales or operating cash flows), significant negative industry or economic trends; knowledge of transactions involving the sale of similar property at amounts below the carrying value; or our expectation to dispose of long-lived assets before the end of their estimated useful lives. The impairment test for long-lived assets requires the Company to assess the recoverability of long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, the Company must record an impairment charge equal to the excess, if any, of net carrying value over fair value.

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. Certain definite-lived intangible assets, consisting primarily of franchise agreements recorded in connection with acquisition of BKC by the Sponsors, are grouped for impairment reviews at the country level. Other long-lived assets and related liabilities are grouped together for impairment testing at the operating market level (based on geographic areas) in the case of the United States, Canada, the U.K. and Germany. The operating market groupings within the United States and Canada are predominantly based on major metropolitan areas within the United States and Canada. Similarly, operating markets within the other foreign countries with large asset concentrations (the U.K. and Germany) are comprised of geographic regions within those countries (three in the U.K. and two in Germany). These operating market definitions are based upon the following primary factors:

•	management views profitability of the restaurants within the operating markets as a whole, based on cash flows generated by a portfolio of restaurants, rather than by individual restaurants, and area managers receive incentives on this basis; and

•	the Company does not evaluate individual restaurants to build, acquire or close independent of an analysis of other restaurants in these operating markets.

In countries in which the Company has a smaller number of restaurants, most operating functions and advertising are performed at the country level, and shared by all restaurants in the country. As a result, the Company has defined operating markets as the entire country in the case of The Netherlands, Spain, Italy, Mexico, Singapore, and China.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains, and losses that are included in comprehensive income (loss), but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. The Company’s other comprehensive income (loss) is comprised of unrealized gains and losses on foreign currency translation adjustments, unrealized gains and losses on hedging activity, net of tax, and minimum pension liability adjustments, net of tax.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Derivative Financial Instruments

Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) and recognized in the statements of income when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for, and the Company has applied hedge accounting treatment.

When applying hedge accounting, the Company’s policy is to designate, at a derivative’s inception, the specific assets, liabilities or future commitments being hedged, and to assess the hedge’s effectiveness at inception and on an ongoing basis. The Company may elect not to designate the derivative as a hedging instrument where the same financial impact is achieved in the financial statements. The Company does not enter into or hold derivatives for speculative purposes.

Disclosures About Fair Value of Financial Instruments

The Company adopted the required fair value measurements and disclosure provisions of Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 820 related to non-financial assets and liabilities as of July 1, 2009. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustment in certain circumstances. For the Company these items primarily include long-lived assets, goodwill and intangible assets for which fair value is determined as part of the related impairment tests and asset retirement obligations initially measured at fair value. At June 30, 2010, there were no significant adjustments to fair value or fair value measurements required for non-financial assets or liabilities.

Fair value is defined by this accounting standard as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value should be based on assumptions that market participants would use when pricing the asset or liability. This accounting standard establishes a fair value hierarchy “the valuation hierarchy” that prioritizes the information used in measuring fair value as follows:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly

Level 3	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Certain of the Company’s derivatives are valued using various pricing models or discounted cash flow analyses that incorporate observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty or the Company.

The carrying amounts for cash and equivalents, trade accounts and notes receivable and accounts and drafts receivable approximate fair value based on the short-term nature of these accounts.

Restricted investments, consisting of investment securities held in a rabbi trust to invest compensation deferred under the Company’s Executive Retirement Plan and fund future deferred compensation obligations, are carried at fair value, with net unrealized gains and losses recorded in the Company’s consolidated statements of income. The fair value of these investment securities are determined using quoted market prices in active markets classified as Level 1 within the fair value hierarchy.

Fair value of variable rate term debt was estimated using inputs based on bid and offer prices and are Level 2 inputs within the fair value hierarchy.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Revenue Recognition

Revenues include retail sales at Company restaurants and franchise and property revenues. Franchise revenues include royalties and initial and renewal franchise fees. Property revenues include rental income from operating lease rentals and earned income on direct financing leases on property leased or subleased to franchisees. Retail sales at Company restaurants are recognized at the point of sale and royalties from franchisees are based on a percentage of retail sales reported by franchisees. The Company presents sales net of sales tax and other sales-related taxes. Royalties are recognized when collectibility is reasonably assured. Initial franchise fees are recognized as revenue when the related restaurant begins operations. A franchisee may pay a renewal franchise fee and renew its franchise for an additional term. Renewal franchise fees are recognized as revenue upon receipt of the non-refundable fee and execution of a new franchise agreement. The cost recovery accounting method is used to recognize revenues for franchisees for whom collectibility is not reasonably assured. Rental income on operating lease rentals and earned income on direct financing leases are recognized when collectibility is reasonably assured.

Advertising and Promotional Costs

The Company expenses the production costs of advertising when the advertisements are first aired or displayed. All other advertising and promotional costs are expensed in the period incurred.

Franchise restaurants and Company restaurants contribute to advertising funds managed by the Company in the United States and certain international markets where Company restaurants operate. Under the Company’s franchise agreements, contributions received from franchisees must be spent on advertising, marketing and related activities, and result in no gross profit recognized by the Company. Advertising expense, net of franchisee contributions, totaled $91.3 million for the year ended June 30, 2010, $93.3 million for the year ended June 30, 2009, and $91.5 million for the year ended June 30, 2008, and is included in selling, general and administrative expenses in the accompanying consolidated statements of income.

To the extent that contributions received exceed advertising and promotional expenditures, the excess contributions are accounted for as a deferred liability and are recorded in accrued advertising in the accompanying consolidated balance sheets.

Franchisees in markets where no Company restaurants operate contribute to advertising funds not managed by the Company. Such contributions and related fund expenditures are not reflected in the Company’s results of operations or financial position.

Income Taxes

Amounts in the financial statements related to income taxes are calculated using the principles of FASB ASC Topic 740, “Income Taxes.” Under these principles, deferred tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes, as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A deferred tax asset is recognized when it is considered more likely than not to be realized. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the year in which the law is enacted. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be recognized.

Income tax benefits credited to stockholders’ equity relate to tax benefits associated with amounts that are deductible for income tax purposes but do not affect earnings. These benefits are principally generated from employee exercises of nonqualified stock options and settlement of restricted stock awards.

The Company recognizes positions taken or expected to be taken in a tax return, in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

Transaction gains and losses resulting from the remeasurement of foreign deferred tax assets or liabilities are classified as other operating (income) expense, net in the consolidated statements of income.

Earnings per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The computation of diluted earnings per share is consistent with that of basic earnings per share, while giving effect to all dilutive potential common shares that were outstanding during the period.

Stock-based Compensation

The Company recognizes share-based compensation cost based on the grant date estimated fair value of each award, net of estimated forfeitures, over the employee’s requisite service period, which is generally the vesting period of the equity grant.

Stock options and restricted stock and restricted stock units (“RSU”) granted by the Company typically contain only a service condition for vesting. For performance-based restricted stock and restricted stock units (“PBRS”) vesting is based both on a performance condition and a service condition. For awards that have a cliff-vesting schedule, stock-based compensation cost is recognized ratably over the requisite service period. For awards with a graded vesting schedule, where the award vests in increments during the requisite service period, the Company has elected to record stock-based compensation cost over the requisite service period for the entire award.

Retirement Plans

Gains or losses and prior service costs or credits related to the Company’s pension plans are being recognized as they arise as a component of other comprehensive income (loss) to the extent they have not been recognized as a component of net periodic benefit cost. In the fourth quarter of fiscal year 2009, the Company adopted the measurement date provisions of FASB ASC Topic 715 “Compensation — Retirement Benefits” and recorded a decrease to retained earnings of $0.4 million after tax related to its pension plans and postretirement medical plan.

The Company sponsors the Burger King Savings Plan (the “Savings Plan”), a defined contribution plan under the provisions of section 401(k) of the Internal Revenue Code. The Savings Plan is voluntary and is provided to all employees who meet the eligibility requirements. A participant can elect to contribute up to 50% of their compensation subject to IRS limits and the Company matches 100% of the first 6% of employee compensation. Effective July 1, 2007, the Company added the Burger King Holdings, Inc. Stock Fund (the “BK Stock Fund”) to the Savings Plan as an investment option. Participants in the Savings Plan may direct no more than 10% of their investment elections to the BK Stock Fund and no more than 10% of their total account balance.

The Company also maintains an Executive Retirement Plan (“ERP”) for all officers and senior management. Officers and senior management may elect to defer up to 75% of base pay once 401(k) limits are reached and up to 100% of incentive pay on a before-tax basis under the ERP. BKC provides a dollar-for-dollar match up to the first 6% of base pay.

The Company established a rabbi trust to invest compensation deferred under the ERP and fund future deferred compensation obligations. The rabbi trust is subject to creditor claims in the event of insolvency, but the assets held in the rabbi trust are not available for general corporate purposes and are classified as restricted investments within other assets, net in the Company’s consolidated balance sheets. The rabbi trust is required to be consolidated into the Company’s consolidated financial statements. Participants receive returns on amounts they deferred under the deferred compensation plan based on investment elections they make.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

In the quarter ended September 30, 2009, the Company elected to cease future participant deferrals and Company contributions into the rabbi trust; however, participant deferrals and Company contributions will be credited with a hypothetical rate of return based on the investment options and allocations in various mutual funds selected by each participant (the “unfunded portion of the ERP liability”). The deferred compensation expense related to the unfunded portion of the ERP liability is included as a component of selling, general and administrative expenses and was not significant. The total deferred compensation liability related to the ERP was $22.6 million and $17.9 million at June 30, 2010 and 2009, respectively.

The investment securities in the rabbi trust have been designated by the Company as trading securities and are carried at fair value as restricted investments within other assets, net in the Company’s consolidated balance sheets, with unrealized trading gains and losses recorded in earnings. The fair value of the investment securities held in the rabbi trust was $19.9 million and $17.9 million as of June 30, 2010 and 2009, respectively. During the current fiscal year, the Company began recording the net (gains) losses related to the change in value of these investments in selling, general and administrative expenses, along with an offsetting amount related to the increase (decrease) in deferred compensation, in selling, general and administrative expenses in the accompanying consolidated statements of income to reflect its exposure to the funded portion of the ERP liability. As such, the Company reclassified $3.9 million and $1.5 million of loss previously recorded in other operating (income) expenses, net to selling, general and administrative expenses for the fiscal years ended June 30, 2009 and 2008, respectively.

The following table presents net (gains) and losses related to the investments held in the rabbi trust and the offsetting increase (decrease) in deferred compensation expense related to the ERP liability as a component of selling, general and administrative expenses (in millions):

	Years Ended June 30,
	2010	2009	2008

Net (gains) losses on investments held in the rabbi trust	$(3.7)	$3.9	$1.5
Increase (decrease) in deferred compensation — funded portion	3.7	(3.9)	(1.5)

Net impact	$—	$—	$—

Amounts recorded in the consolidated statements of income representing the Company’s contributions to the Savings Plan and the ERP on behalf of restaurant and corporate employees for the years ended June 30, 2010, 2009 and 2008 totaled $6.7 million, $6.4 million and $6.9 million, respectively. Company contributions made on behalf of restaurant employees are classified as payroll and employee benefit expenses in our consolidated statements of income, while Company contributions made on behalf of corporate employees are classified as selling, general and administrative expenses in our consolidated statements of income.

Note 3.	Stock-based Compensation

Non-qualified stock option awards (“stock options”) granted by the Company expire 10 years from the grant date and generally vest ratably over a four to five-year service period commencing on the grant date. In August 2009, the Company granted stock options covering approximately 1.8 million shares to eligible employees. Nonvested shares granted by the Company consist of RSU awards, PBRS awards and deferred shares issued to non-employee members of the Company’s Board of Directors. RSU’s generally vest ratably over a two to five year service period commencing on the grant date. In August 2009, the Company granted PBRS awards covering approximately 0.7 million shares of common stock to eligible employees. The PBRS awards typically have a three year vesting period, which includes the one-year performance period. The number of PBRS awards that actually vest are determined based on achievement of a Company performance target during the one-year performance period.

The Company recorded $17.0 million, $16.2 million and $11.4 million of stock-based compensation expense in the years ended June 30, 2010, 2009 and 2008, respectively, in selling, general and administrative expenses.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Equity Incentive Plan and 2006 Omnibus Incentive Plan

The Company’s Equity Incentive Plan and 2006 Omnibus Incentive Plan (collectively, “the Plans”) permit the grant of stock-based compensation awards including stock options, RSU’s, deferred shares and PBRS to participants for up to 20.8 million shares of the Company’s common stock. Awards are granted with an exercise price or market value equal to the closing price of the Company’s common stock on the date of grant. The number of shares available to be granted under the Plans totaled approximately 3.6 million as of June 30, 2010. The Company satisfies share-based exercises and vesting through the issuance of authorized but previously unissued shares of the Company’s stock or treasury shares. Nonvested shares are generally net-settled with new Company shares withheld, and not issued, to meet the employee’s minimum statutory withholding tax requirements.

Under the Company’s compensation program for the Board of Directors, non-employee directors receive an annual grant of deferred shares of the Company’s common stock and may also elect to receive their quarterly retainer and Committee fees in deferred shares in lieu of cash. The annual grant vests in quarterly installments over a one-year period on the first day of each calendar quarter following the grant date, and the deferred shares granted in lieu of cash are fully vested on the grant date. The deferred shares will settle and shares of common stock will be issued at the time the non-employee director no longer serves on the Board of Directors.

Stock-based compensation expense for stock options is estimated on the grant date using a Black-Scholes option pricing model. The Company’s specific weighted-average assumptions for the risk-free interest rate, expected term, expected volatility and expected dividend yield are discussed below. Additionally, the Company is required to estimate pre-vesting forfeitures for purposes of determining compensation expense to be recognized. Future expense amounts for any quarterly or annual period could be affected by changes in the Company’s assumptions or changes in market conditions.

The Company has determined the expected term of stock options granted using the simplified method. Based on the results of applying the simplified method, the Company has determined that 6.25 years is an appropriate expected term for awards with four-year graded vesting.

As a newly public company, the Company previously elected to base the estimate of expected volatility of its common stock for the Black-Scholes option pricing model solely on the historical volatility of a group of its peers. Beginning in 2008, the Company determined it had sufficient information regarding the historical volatility of its common stock price and implied volatility of its exchange-traded options to incorporate a portion of these volatilities into the calculation of expected volatility used in the Black-Scholes model, in addition to the historical volatility of a group of its peers.

The fair value of each stock option granted under the Plans during the years ended June 30, 2010, 2009, and 2008 was estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted-average assumptions:

	Years Ended June 30,
	2010	2009	2008

Risk-free interest rate	2.92%	3.33%	4.40%
Expected term (in years)	6.25	6.25	6.25
Expected volatility	37.15%	31.80%	29.35%
Expected dividend yield	1.37%	0.96%	1.07%

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

A summary of stock option activity under the Plans as of and for the year ended June 30, 2010 is as follows:

				Weighted Average
	Total	Weighted	Total	Remaining
	Number of	Average	Intrinsic	Contractual Term
	Options	Exercise Price	Value	(Yrs)
	(In 000’s)		(In 000’s)

Options outstanding as of July 1, 2009	5,926.0	$16.10	$26,861.4	6.83
Granted	1,829.1	$18.37
Pre-vest cancels	(687.2)	$20.05
Exercised	(627.8)	$6.69
Post-vest cancels	(81.5)	$24.12

Options outstanding as of June 30, 2010	6,358.6	$17.16	$18,954.0	6.72

Options exercisable as of June 30, 2010	3,240.4	$13.49	$18,284.0	5.28

The weighted average grant date fair value of stock options granted was $6.56, $8.54, and $7.99 during the years ended June 30, 2010, 2009 and 2008, respectively. For the years ended June 30, 2010, 2009 and 2008, the total intrinsic value of stock options exercised was $8.1 million, $11.4 million, and $14.4 million, respectively, and the related excess tax benefits from stock options exercised were $3.5 million, $3.3 million, and $9.3 million, respectively.

For the years ended June 30, 2010, 2009 and 2008, proceeds from stock options exercised were $4.2 million, $3.0 million, and $3.8 million, respectively,

A summary of nonvested share activity under the Plans, which includes RSU’s, deferred shares, and PBRS awards, as of and for the year ended June 30, 2010 is as follows:

		Weighted
		Average
	Total	Grant
	Number of	Date Fair
	Nonvested Shares	Value
	(In 000’s)

Nonvested shares outstanding as of July 1, 2009	1,768.4	$20.69
Granted	692.5	$18.35
Vested & settled	(545.7)	$14.57
Pre-vest cancels	(271.3)	$21.20

Nonvested shares outstanding as of June 30, 2010	1,643.9

Nonvested shares unvested as of June 30, 2010	1,472.8

The weighted average grant date fair value of nonvested shares granted during the years ended June 30, 2010, 2009 and 2008 were $18.35, $25.10, and $23.95, respectively. The total intrinsic value of grants which vested and settled was $9.6 million, $1.1 million, and $14.3 million in the years ended June 30, 2010, 2009 and 2008, respectively.

As of June 30, 2010, there was $29.5 million of total unrecognized compensation cost related to stock options and nonvested shares granted under the Plans. The cost is expected to be recognized in the Company’s financial statements over a weighted-average period of 1.69 years.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

For the years ended June 30, 2010, 2009 and 2008, the fair value of shares withheld by the Company to meet employees’ minimum statutory withholding tax requirements on the settlement of RSU’s was $2.7 million, $0.3 million, and $4.1 million, respectively.

Note 4.	Acquisitions, Closures and Dispositions

Acquisitions

Acquisitions are summarized as follows (in millions, except for number of restaurants):

	Years Ended June 30,
	2010	2009	2008

Number of restaurants acquired	39	87	83
Prepaids and other current assets	$1.8	$1.0	$1.0
Property and equipment, net	4.9	14.6	13.3
Goodwill and other intangible assets	7.6	55.7	47.5
Other assets, net	2.1	—	—
Assumed liabilities	(2.4)	(3.4)	(7.6)

Total purchase price	$14.0	$67.9	$54.2

Closures and Dispositions

Gains and losses on closures and dispositions represent sales of Company properties and other costs related to restaurant closures and sales of Company restaurants to franchisees, referred to as “refranchisings,” and are recorded in other operating (income) expenses, net in the accompanying consolidated statements of income. Gains and losses recognized in the current period may reflect closures and refranchisings that occurred in previous periods.

Closures and dispositions are summarized as follows (in millions, except for number of restaurants):

	Years Ended June 30,
	2010	2009	2008

Number of restaurant closures	34	19	29
Number of refranchisings	91	51	38
Net gain on restaurant closures, refranchisings and dispositions of assets	$(2.4)	$(8.5)	$(9.8)

Included in the net gain on restaurant closures, refranchisings and dispositions of assets for the years ended June 30, 2010 and 2009 is a $2.3 million and $5.4 million gain, respectively, from the refranchising of Company restaurants in the U.S. and Germany. Included in the net gain on restaurant closures, refranchisings and dispositions of assets for the year ended June 30, 2008 is a $9.0 million gain from the refranchising of Company restaurants, primarily in Germany.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Note 5.	Franchise Revenues

Franchise revenues consist of the following (in millions):

	Years Ended June 30,
	2010	2009	2008

Franchise royalties	$529.5	$518.2	$512.6
Initial franchise fees	10.9	13.8	13.2
Renewal franchise fees and other related fees	8.8	11.4	11.4

Total	$549.2	$543.4	$537.2

Note 6.	Trade and Notes Receivable, net

Trade and notes receivable, net, consists of the following (in millions):

	As of June 30,
	2010	2009

Trade accounts receivable	$158.7	$146.3
Notes receivable, current portion	4.8	5.5

	163.5	151.8
Allowance for doubtful accounts	(20.6)	(21.8)

Total, net	$142.9	$130.0

The change in allowances for doubtful accounts is as follows:

	Years Ended June 30,
	2010	2009	2008

Beginning balance	$21.8	$23.0	$28.6
Provision (recoveries) for doubtful accounts, net	0.8	0.7	(2.7)
Write-offs	(2.0)	(1.9)	(2.9)

Ending balance	$20.6	$21.8	$23.0

Note 7.	Prepaids and Other Current Assets, net

Included in prepaids and other current assets, net were inventories totaling $15.4 million and $15.8 million, prepaid expenses of $33.1 million and $31.0 million, foreign currency forward contracts of $25.9 million and $0.3 million, and refundable income taxes of $14.0 million and $39.3 million as of June 30, 2010 and 2009, respectively.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Note 8.	Property and Equipment, net

Property and equipment, net, along with their estimated useful lives, consist of the following (in millions):

		As of June 30,
		2010	2009

Land		$386.0	$390.3
Buildings and improvements(1)	(up to 40 years)	723.2	697.1
Machinery and equipment(2)	(up to 18 years)	317.3	293.8
Furniture, fixtures, and other	(up to 10 years)	149.0	132.8
Construction in progress		105.5	106.6

		$1,681.0	$1,620.6
Accumulated depreciation and amortization(3)		(666.9)	(607.4)

Property and equipment, net		$1,014.1	$1,013.2

(1)	Buildings and improvements include assets under capital leases of $76.6 million and $75.6 million as of June 30, 2010 and 2009, respectively.

(2)	Machinery and equipment include assets under capital leases of $1.9 million and $1.8 million as of June 30, 2010 and 2009, respectively.

(3)	Accumulated depreciation related to capital leases totaled $38.6 million and $34.1 million as of June 30, 2010 and 2009, respectively.

Depreciation and amortization expense on property and equipment totaled $120.6 million, $110.1 million and $116.6 million for the years ended June 30, 2010, 2009 and 2008, respectively.

Construction in progress represents new restaurant construction, reimaging (demolish and rebuild) and remodeling of existing and acquired restaurants.

Note 9.	Intangible Assets, net and Goodwill

The Burger King Brand, which had a carrying value of $874.0 million and $905.1 million as of June 30, 2010 and 2009, respectively, is the Company’s only intangible asset with an indefinite life. The decrease in the net carrying value of the Brand is primarily attributable to a $31.0 million impact from foreign currency translation on the value of the Brand recorded in the Company’s EMEA/APAC reporting segment. Goodwill had a carrying value of $31.0 million and $26.4 million as of June 30, 2010 and 2009, respectively. The increase in goodwill during 2010 resulted from the acquisition of 35 restaurants in Singapore.

The tables below present intangible assets subject to amortization, along with their useful lives (in millions):

		As of June 30,
		2010	2009

Franchise agreements including reacquired franchise rights	(up to 26 years)	$142.2	$140.6
Accumulated amortization		(25.3)	(19.5)

Franchise agreements, net		116.9	121.1

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

		As of June 30,
		2010	2009

Favorable leases	up to 20 years	49.1	48.8
Accumulated amortization		(14.6)	(12.3)

Favorable leases, net		34.5	36.5

The Company recorded amortization expense on intangible assets of $8.7 million, $8.8 million, and $5.0 million in the fiscal years ended June 30, 2010, 2009, and 2008, respectively.

As of June 30, 2010, estimated future amortization expense on intangible assets for each of the years ended June 30, is $8.9 million in 2011, $8.8 million in 2012 and 2013, $8.6 million in 2014, $8.2 million in 2015 and $107.2 million thereafter.

Note 10.	Earnings Per Share

Basic and diluted earnings per share were calculated as follows (in millions):

	Years Ended June 30,
	2010	2009	2008

Numerator:
Numerator for basic and diluted earnings per share:
Net income	$186.8	$200.1	$189.6

Denominator:
Weighted average shares — basic	135.4	134.8	135.1
Effect of dilutive securities	1.8	2.0	2.5

Weighted average shares — diluted	137.2	136.8	137.6

Basic earnings per share	$1.38	$1.48	$1.40
Diluted earnings per share	$1.36	$1.46	$1.38
Antidilutive shares(1)	4.3	2.4	0.8

(1)	These shares were not included in the computation of weighted average shares-diluted because they would have been anti-dilutive for the periods presented.

Note 11.	Other Accrued Liabilities and Other Liabilities

Included in other accrued liabilities (current) as of June 30, 2010 and 2009, were accrued payroll and employee-related benefit costs totaling $58.5 million and $69.4 million, respectively. The decrease in payroll and employee-related benefit costs of $10.9 million is primarily due to a decrease in annual incentive bonus accrual and timing of payroll periods during fiscal 2010, as compared to prior fiscal year.

Included in other liabilities (non-current) as of June 30, 2010 and 2009, were accrued pension liabilities of $79.4 million and $54.0 million, respectively; interest rate swap liabilities of $26.1 million and $32.4 million, respectively; casualty insurance reserves of $25.5 million and $27.7 million, respectively; retiree health benefits of $25.0 million and $21.1 million, respectively; and liabilities for unfavorable leases of $127.3 million and $155.5 million, respectively. The $28.2 million decrease in liabilities for unfavorable leases is primarily attributable to amortization taken during the fiscal year, termination of leases as a result of refranchising of Company restaurants and a $4.1 million impact from foreign currency translation.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Note 12.	Long-Term Debt

Long-term debt is comprised of the following:

	As of June 30,
	2010	2009

Term Loan A	$87.5	$150.0
Term Loan B-1	666.2	666.2
Revolving Credit Facility	—	—
Other	1.7	2.1

Total debt	755.4	818.3
Less: current maturities of debt	(87.7)	(62.7)

Total long-term debt	$667.7	$755.6

The Company’s credit facility consists of term loans A and B-1 and a $150.0 million revolving credit facility (“credit facility”).

The interest rate under Term Loan A and the revolving credit facility is, at the Company’s option, either (a) the greater of the federal funds effective rate plus 0.50% or the prime rate (“ABR”), plus a rate not to exceed 0.75%, which varies according to the Company’s leverage ratio or (b) LIBOR plus a rate not to exceed 1.75%, which varies according to Company’s leverage ratio. The interest rate for Term Loan B-1 is, at the Company’s option, either (a) ABR, plus a rate of 0.50% or (b) LIBOR plus 1.50%, in each case so long as the Company’s leverage ratio remains at or below certain levels (but in any event not to exceed 0.75% in the case of ABR loans and 1.75% in the case of LIBOR loans). The weighted average interest rates related to the Company’s term debt was 4.7% and 5.1% for the years ended June 30, 2010 and June 30, 2009, respectively, which included the impact of interest rate swaps on 73% and 71% of the Company’s term debt, respectively.

The credit facility contains certain customary financial and non-financial covenants. These covenants impose restrictions on additional indebtedness, liens, investments, advances, guarantees and mergers and acquisitions. These covenants also place restrictions on asset sales, sale and leaseback transactions, dividends, payments between the Company and its subsidiaries and certain transactions with affiliates.

The financial covenants limit the maximum amount of capital expenditures to approximately $200.0 million per fiscal year over the term of the facility, subject to certain financial ratios. Following the end of each fiscal year, if the Company’s leverage ratio exceeds 3.0x, the Company is required to prepay the term debt in an amount equal to 50% of excess cash flow (as defined in the credit facility agreement) for such fiscal year. The Company has not been required to make any prepayments in connection with these covenants. There are other events and transactions, such as certain asset sales, sale and leaseback transactions resulting in aggregate net proceeds over $2.5 million in any fiscal year, proceeds from casualty events and incurrence of debt that may trigger additional mandatory prepayment.

The facility also allows the Company to make dividend payments, subject to certain covenant restrictions. As of June 30, 2010, the Company believes it was in compliance with the financial covenants of the credit facility.

Provided that the Company is in compliance with certain financial covenants, the facility allows the Company to request one or more tranches of incremental term loans up to a maximum amount of $150.0 million, although no lender is obligated to provide any incremental term loans unless it so agrees. As of June 30, 2010, the amount available under the revolving credit facility was $115.8 million, net of $34.2 million of irrevocable standby letters of credit outstanding. BKC incurs a commitment fee on the unused revolving credit facility at the rate of 0.50% multiplied by the unused portion.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

BKC is the borrower under the facility and the Company and certain subsidiaries have jointly and severally unconditionally guaranteed the payment of the amounts under the facility. The Company, BKC and certain subsidiaries have pledged, as collateral, a 100% equity interest in the domestic subsidiaries of the Company and BKC with certain exceptions. Furthermore, BKC has pledged as collateral a 65% equity interest in certain foreign subsidiaries.

During the year ended June 30, 2010, the Company paid $101.2 million of long-term debt, of which $62.5 million related to the Term Loan A and $38.5 million related to the revolving credit facility and borrowed $38.5 million under the revolving credit facility. As of June 30, 2010, the next scheduled principal payment on term debt is the September 30, 2010 principal payment of $21.9 million on Term Loan A. The level of required principal repayments increases over time thereafter. The maturity dates of Term Loan A, Term Loan B-1, and any amounts drawn under the revolving credit facility are June 2011, June 2012 and June 2011, respectively.

The aggregate maturities of long-term debt, including the Term Loan A, Term Loan B-1 and other debt as of June 30, 2010, are as follows (in millions):

Principal
Year Ended June 30,	Amount

2011	$87.7
2012	666.4
2013	0.2
2014	0.2
2015	0.2
Thereafter	0.7

Total	$755.4

The Company also has lines of credit with foreign banks, which can also be used to provide guarantees, in the amounts of $3.1 million and $3.5 million as of June 30, 2010 and 2009, respectively. There are no guarantees issued against these lines of credit as of June 30, 2010 and 2009, respectively.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Note 13.	Fair Value Measurements

Fair Value Measurements

The following table presents (in millions) financial assets and liabilities measured at fair value on a recurring basis, which include derivatives designated as cash flow hedging instruments, derivatives not designated as hedging instruments, and other investments, which consists of money market accounts and mutual funds held in a rabbi trust established by the Company to fund a portion of the Company’s current and future obligations under its Executive Retirement Plan, as well as their location on the Company’s consolidated balance sheets as of June 30, 2010 and 2009 respectively:

	As of June 30, 2010				Fair Value Measurements at June 30, 2010
	Carrying Value and Balance Sheet Location				Assets (Liabilities)
					Quoted Prices in	Significant
	Prepaid and				Active Markets	Other	Significant
	Other		Other		for Identical	Observable	Unobservable
	Current	Other	Accrued	Other	Instruments	Inputs	Inputs
Description	Assets	Assets	Liabilities	Liabilities	(Level 1)	(Level 2)	(Level 3)

Derivatives designated as cash flow hedging instruments:
Interest rate swaps	$—	$—	$—	$(26.1)	$—	$(26.1)	$—
Foreign currency forward contracts (asset)	0.1	—	—	—	—	0.1	—
Foreign currency forward contracts (liability)	—	—	—	—	—	—	—

Total	$0.1	$—	$—	$(26.1)	$—	$(26.0)	$—

Derivatives not designated as hedging instruments:
Foreign currency forward contracts (asset)	$25.8	$—	$—	$—	$—	$25.8	$—
Foreign currency forward contracts (liability)	—	—	(2.6)	—	—	(2.6)	—

Total	$25.8	$—	$(2.6)	$—	$—	$23.2	$—

Other investments:
Investments held in a rabbi trust	$—	$19.9	$—	$—	$19.9	$—	$—

Total	$—	$19.9	$—	$—	$19.9	$—	$—

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

	As of June 30, 2009				Fair Value Measurements at June 30, 2009
	Carrying Value and Balance Sheet Location				Assets (Liabilities)
					Quoted Prices in	Significant
	Prepaid and				Active Markets	Other	Significant
	Other		Other		for Identical	Observable	Unobservable
	Current	Other	Accrued	Other	Instruments	Inputs	Inputs
Description	Assets	Assets	Liabilities	Liabilities	(Level 1)	(Level 2)	(Level 3)

Derivatives designated as cash flow hedging instruments:
Interest rate swaps	$—	$—	$—	$(32.4)	$—	$(32.4)	$—

Total	$—	$—	$—	$(32.4)	$—	$(32.4)	$—

Derivatives not designated as hedging instruments:
Foreign currency forward contracts (asset)	$0.3	$—	$—	$—	$—	$0.3	$—
Foreign currency forward contracts (liability)	$—	$—	$(20.3)	$—	$—	$(20.3)	$—

Total	$0.3	$—	$(20.3)	$—	$—	$(20.0)	$—

Other investments:
Investments held in a rabbi trust	$—	$17.9	$—	$—	$17.9	$—	$—

Total	$—	$17.9	$—	$—	$17.9	$—	$—

The Company’s derivatives are valued using a discounted cash flow analysis that incorporates observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty or the Company.

At June 30, 2010, the fair value of the Company’s variable rate term debt was estimated at $744.4 million, compared to a carrying amount of $753.7 million. At June 30, 2009, the fair value of the Company’s variable rate term debt was estimated at $791.9 million, compared to a carrying amount of $816.2 million. Refer to Note 2 for inputs used to estimate fair value.

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis, that is these assets and liabilities are not measured at fair value on an ongoing basis but are subject to periodic impairment tests. For the Company, these items primarily include long- lived assets, goodwill and other intangible assets. Refer to Note 2 for inputs and valuation techniques used to measure fair value of these nonfinancial assets. There was no impairment charge recorded for fiscal year ended June 30, 2010.

Note 14.	Derivative Instruments

Disclosures about Derivative Instruments and Hedging Activities

The Company enters into derivative instruments for risk management purposes, including derivatives designated as hedging instruments and those utilized as economic hedges. The Company uses derivatives to manage exposure to fluctuations in interest rates and currency exchange rates.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Interest Rate Swaps

The Company enters into receive-variable, pay-fixed interest rate swap contracts to hedge a portion of the Company’s forecasted variable-rate interest payments on its underlying Term Loan A and Term Loan B-1 debt (the “Term Debt”). Interest payments on the Term Debt are made quarterly and the variable rate on the Term Debt is reset at the end of each fiscal quarter. The interest rate swap contracts are designated as cash flow hedges and to the extent they are effective in offsetting the variability of the variable-rate interest payments, changes in the derivatives’ fair value are not included in current earnings but are included in accumulated other comprehensive income (AOCI) in the accompanying consolidated balance sheets. These changes in fair value are subsequently reclassified into earnings as a component of interest expense each quarter as interest payments are made on the Term Debt. At June 30, 2010, interest rate swap contracts with a notional amount of $575.0 million were outstanding.

In September 2006, the Company settled interest rate swaps designated as cash flow hedges, which had a fair value of $11.5 million, and terminated the hedge relationship. The fair value of the settled swaps is recorded in AOCI and is being recognized as a reduction to interest expense each quarter over the remaining term of the Term Debt. At June 30, 2010, $0.4 million remained in AOCI related to settled interest rate swaps.

Foreign Currency Forward Contracts

The Company enters into foreign currency forward contracts, which typically have maturities between one and fifteen months, to economically hedge the remeasurement of certain foreign currency-denominated intercompany loans receivable and other foreign-currency denominated assets recorded in the Company’s consolidated balance sheets. Remeasurement represents changes in the expected amount of cash flows to be received or paid upon settlement of the intercompany loan receivables and other foreign-currency denominated assets and liabilities resulting from a change in currency exchange rates. The Company also enters into foreign currency forward contracts in order to manage the foreign exchange variability in forecasted royalty cash flows due to fluctuations in exchange rates. At June 30, 2010, foreign currency forward contracts with a notional amount of $391.2 million were outstanding.

Credit Risk

By entering into derivative instrument contracts, the Company exposes itself, from time to time, to counterparty credit risk. Counterparty credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is in an asset position, the counterparty has a liability to the Company, which creates credit risk for the Company. The Company attempts to minimize this risk by selecting counterparties with investment grade credit ratings, limiting its exposure to any single counterparty and regularly monitoring its market position with each counterparty.

Credit-Risk Related Contingent Features

The Company’s derivative instruments do not contain any credit-risk related contingent features.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table presents the required quantitative disclosures for the Company’s derivative instruments (in millions):

	For the Year Ended			For the Year Ended
	June 30, 2010			June 30, 2009
		Foreign			Foreign
	Interest	Currency		Interest	Currency
	Rate	Forward		Rate	Forward
	Swaps	Contracts	Total	Swaps	Contracts	Total

Derivatives designated as cash flow hedging instruments:
Gain (loss) recognized in other comprehensive income (effective portion)	$(16.4)	$(0.6)	$(17.0)	$(39.2)	$(0.1)	$(39.3)
Gain (loss) reclassified from AOCI into interest expense, net(1)	$(21.1)	$—	$(21.1)	$(10.5)	$—	$(10.5)
Gain (loss) reclassified from AOCI into royalty income	$—	$(0.8)	$(0.8)	$—	$—	$—
Gain (loss) recognized in interest expense, net (ineffective portion)(2)	$(0.2)	$—	$(0.2)	$—	$—	$—
Gain (loss) recognized in royalty income, net (ineffective portion)(2)	$—	$—	$—	$—	$—	$—
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other operating expense, net	$—	$44.6	$44.6	$—	$43.2	$43.2

(1)	Includes $1.6 million and $1.3 million of gain for the fiscal year ended June 30, 2010 and 2009, respectively, related to the terminated hedges.

(2)	The amount of ineffectiveness recorded in earnings during the fiscal year ended June 30 2009 was not significant.

Note 15.	Interest Expense

Interest expense consists of the following (in millions):

	Years Ended June 30,
	2010	2009	2008

Term loans, interest rate swaps and other	$39.4	$47.2	$56.4
Capital lease obligations	10.2	10.1	10.7

Total	$49.6	$57.3	$67.1

The Company had $2.9 million and $4.9 million of unamortized deferred financing costs at June 30, 2010 and 2009, respectively. These fees are classified in other assets, net and are amortized over the term of the debt into interest expense on term debt using the effective interest method.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Note 16.	Income Taxes

Income before income taxes, classified by source of income, is as follows (in millions):

	Years Ended June 30,
	2010	2009	2008

Domestic	$228.4	$241.4	$245.1
Foreign	55.9	43.4	47.9

Income before income taxes	$284.3	$284.8	$293.0

Income tax expense (benefit) attributable to income from continuing operations consists of the following (in millions):

	Years Ended June 30,
	2010	2009	2008

Current:
Domestic
Federal	$64.7	$57.0	$64.5
State, net of federal income tax benefit	4.6	6.1	8.3
Foreign	11.3	9.5	10.3

	$80.6	$72.6	$83.1

Deferred:
Domestic
Federal	$14.4	$9.1	$9.8
State, net of federal income tax benefit	3.1	6.2	1.3
Foreign	(0.6)	(3.2)	9.2

	$16.9	$12.1	$20.3

Total	$97.5	$84.7	$103.4

The U.S. Federal tax statutory rate reconciles to the effective tax rate as follows:

	Years Ended June 30,
	2010	2009	2008

U.S. Federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	3.4	2.8	2.6
Costs/(Benefits) and taxes related to foreign operations	1.7	(4.7)	7.4
Foreign tax rate differential	(5.6)	(4.9)	(5.3)
Foreign exchange differential on tax benefits	0.3	0.7	(0.6)
Change in valuation allowance	(0.6)	1.1	(3.1)
Change in accrual for tax uncertainties	0.2	(1.3)	(0.1)
Other	(0.1)	1.0	(0.6)

Effective income tax rate	34.3%	29.7%	35.3%

The Company’s effective tax rate was 34.3% for the fiscal year ended June 30, 2010, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations. The Company’s effective tax rate was 29.7% for the fiscal year ended June 30, 2009, primarily as a result of the resolution of federal and state audits

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

and tax benefits realized from the dissolution of dormant entities. The Company’s effective tax rate was 35.3% for the fiscal year ended June 30, 2008, primarily as a result of the resolution of federal, state and international audits, dissolution of a foreign partnership, and changes in state and foreign tax law.

Income tax expense includes an decrease in valuation allowance related to deferred tax assets in foreign countries of $1.7 million for the year ended June 30, 2010, an increase of $3.0 million for the year ended June 30, 2009 and a decrease of $7.1 million for the year ended June 30, 2008. The decrease in valuation allowance for the year ended June 30, 2010 is a result of changes in the projected utilization of deferred tax assets in foreign jurisdictions.

The following table provides the amount of income tax expense (benefit) allocated to continuing operations and amounts separately allocated to other items (in millions):

	Years Ended June 30,
	2010	2009	2008

Income tax expense from continuing operations	$97.5	$84.7	$103.4
Interest rate swaps in accumulated other comprehensive income (loss)	2.0	(11.0)	(5.0)
Pension liability in accumulated other comprehensive income (loss)	(11.3)	(9.4)	(4.5)
Adjustments to deferred income taxes related to Brand	—	(0.2)	(2.4)
Adjustments to the valuation allowance related to Brand	—	(0.3)	(6.5)
Stock option tax benefit in additional paid-in capital	(3.5)	(3.3)	(9.3)

	$84.7	$60.5	$75.7

The significant components of deferred income tax expense (benefit) attributable to income from continuing operations are as follows (in millions):

	Years Ended June 30,
	2010	2009	2008

Deferred income tax expense (exclusive of the effects of components listed below)	$15.7	$3.2	$20.3
Change in valuation allowance (net of amounts allocated as adjustments to purchase accounting in 2009 and 2008)	(1.7)	3.0	(7.1)
Change in effective state income tax rate	0.8	4.5	—
Change in effective foreign income tax rate	2.1	1.4	7.1

Total	$16.9	$12.1	$20.3

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in millions):

	As of June 30,
	2010	2009

Deferred tax assets:
Trade and notes receivable, principally due to allowance for doubtful accounts	$14.6	$12.7
Accrued employee benefits	63.8	49.6
Unfavorable leases	53.9	71.9
Liabilities not currently deductible for tax	42.2	52.7
Tax loss and credit carryforwards	138.5	111.3
Property and equipment, principally due to differences in depreciation	53.0	61.6
Other	3.4	3.4

Total gross deferred tax assets	369.4	363.2
Valuation allowance	(74.6)	(78.7)

Net deferred tax assets	294.8	284.5
Less deferred tax liabilities:
Intangible assets	249.7	237.3
Leases	53.1	55.1
Statutory impairment	12.2	—

Total gross deferred tax liabilities	315.0	292.4

Net deferred tax liability	$20.2	$7.9

For the year ended June 30, 2010, the valuation allowance decreased by $4.1 million. The decrease in valuation allowance for the year ended June 30, 2010 is primarily the result of changes in the projected utilization of deferred tax assets in foreign jurisdictions and changes in currency exchange rates.

Changes in valuation allowance are as follows:

	Years Ended June 30,
	2010	2009	2008

Beginning balance	$78.7	$87.9	$97.8
Change in estimates recorded to deferred income tax expense	(1.7)	3.0	(7.1)
Change in estimates in valuation allowance recorded to intangible assets	—	(0.3)	(6.5)
Changes from foreign currency exchange rates	(3.1)	(11.9)	4.6
Other	0.7	—	(0.9)

Ending balance	$74.6	$78.7	$87.9

The Company has no Federal loss carryforwards in the United States and has State loss carryforwards of $0.2 million, expiring between 2022 and 2026. In addition, the Company has foreign loss carryforwards of $298.0 million expiring between 2011 and 2030, and foreign loss carryforwards of $229.8 million that do not expire. As of June 30, 2010, the Company has a foreign tax credit carryforward balance of $50.8 million.

Deferred taxes have not been provided on basis differences related to investments in foreign subsidiaries. These differences consist primarily of $147.3 million of undistributed earnings, which are considered to be permanently reinvested in the operations of such subsidiaries outside the United States. Determination of the

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

deferred income tax liability on these unremitted earnings is not practicable. Such liability, if any, depends on circumstances existing if and when remittance occurs.

The Company had $14.2 million and $15.5 million of unrecognized tax benefits at June 30, 2010 and 2009, respectively, which if recognized, would affect the effective income tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	As of June 30,
	2010	2009	2008

Beginning balance	$15.5	18.3	18.9
Additions on tax position related to the current year	1.2	4.5	3.7
Additions for tax positions of prior years	2.7	1.9	0.6
Reductions for tax positions of prior years	(2.0)	(7.7)	(3.9)
Reductions for settlements	(2.0)	(0.2)	(0.1)
Reductions due to statute expiration	(1.2)	(1.3)	(0.9)

Ending Balance	$14.2	$15.5	$18.3

During the twelve months beginning July 1, 2010, it is reasonably possible the Company will reduce unrecognized tax benefits by a range of approximately $2.0 million to $3.0 million, primarily as a result of the expiration of certain statutes of limitations and the completion of certain tax audits.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The total amount of accrued interest and penalties at June 30, 2010 and 2009 was $2.9 million and $3.7 million, respectively. Potential interest and penalties associated with uncertain tax positions recognized during the years ended June 30, 2010 and 2009 were $0.6 million, each year, and $1.5 million for the year ended June 30, 2008. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

The Company files income tax returns, including returns for its subsidiaries, with federal, state, local and foreign jurisdictions. Generally the Company is subject to routine examination by taxing authorities in these jurisdictions, including significant international tax jurisdictions, such as the United Kingdom, Germany, Spain, Switzerland, Singapore and Mexico. None of the foreign jurisdictions should be individually material. The Company is currently under audit by the U.S. Internal Revenue Service for the years ended June 30, 2008 and June 30, 2007. The Company also has various state and foreign income tax returns in the process of examination. From time to time, these audits result in proposed assessments where the ultimate resolution may result in the Company owing additional taxes. The Company believes that its tax positions comply with applicable tax law and that it has adequately provided for these matters.

Note 17.	Related Party Transactions

The Company paid $1.1 million in registration expenses relating to the secondary offerings during the year ended June 30, 2008. This amount included registration and filing fees, printing fees, external accounting fees, all reasonable fees and disbursements of one law firm selected by the Sponsors and all expenses related to the road show for the secondary offerings.

Note 18.	Leases

As of June 30, 2010, the Company leased or subleased 1,145 restaurant properties to franchisees and non-restaurant properties to third parties under capital and operating leases. The building and leasehold improvements of the leases with franchisees are usually accounted for as direct financing leases and recorded as a net investment in property leased to franchisees, while the land is recorded as operating leases. Most leases to franchisees provide for

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

fixed payments with contingent rent when sales exceed certain levels. Lease terms generally range from 10 to 20 years. The franchisees bear the cost of maintenance, insurance and property taxes.

Property and equipment, net leased to franchisees and other third parties under operating leases was as follows (in millions):

	As of June 30,
	2010	2009

Land	$198.3	$195.8
Buildings and improvements	79.6	114.0
Restaurant equipment	8.1	5.1

	$286.0	$314.9
Accumulated depreciation	(70.5)	(40.9)

	$215.5	$274.0

Net investment in property leased to franchisees and other third parties under direct financing leases was as follows (in millions):

	As of June 30,
	2010	2009

Future minimum rents to be received	$316.6	$306.4
Estimated unguaranteed residual value	3.7	4.0
Unearned income	(172.3)	(166.2)
Allowance on direct financing leases	(0.6)	(0.2)

	$147.4	$144.0
Current portion included within trade receivables	(8.9)	(8.7)

Net investment in property leased to franchisees	$138.5	$135.3

In addition, the Company is the lessee on land, building, equipment, office space and warehouse leases, including 259 restaurant buildings under capital leases. Initial lease terms are generally 10 to 20 years. Most leases provide for fixed monthly payments. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, generally when annual sales exceed specific levels. Most leases also obligate the Company to pay the cost of maintenance, insurance and property taxes.

As of June 30, 2010, future minimum lease receipts and commitments were as follows (in millions):

	Lease Receipts
	Direct		Lease Commitments(a)
	Financing	Operating	Capital	Operating
	Leases	Leases	Leases	Leases

2011	$29.9	$67.8	$(15.2)	$(161.7)
2012	29.3	62.9	(14.9)	(156.9)
2013	28.8	60.3	(14.8)	(144.7)
2014	27.6	58.2	(14.8)	(136.5)
2015	27.0	51.3	(12.8)	(125.6)
Thereafter	174.0	335.3	(61.6)	(729.6)

Total	$316.6	$635.8	$(134.1)	$(1,455.0)

(a)	Lease commitments under operating leases have not been reduced by minimum sublease rentals of $343.1 due in the future under noncancelable subleases.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The Company’s total minimum obligations under capital leases are $134.1 million and $138.1 million as of June 30, 2010 and 2009, respectively. Of these amounts, $63.2 million and $67.5 million represents interest as of June 30, 2010 and 2009, respectively. The remaining balance of $70.9 million and $70.6 million is reflected as capital lease obligations recorded in the Company’s consolidated balance sheet, of which $5.6 million and $4.8 million is classified as current portion of long-term debt and capital leases as of June 30, 2010 and 2009, respectively.

Property revenues are comprised primarily of rental income from operating leases and earned income on direct financing leases with franchisees as follows (in millions):

	Years Ended June 30,
	2010	2009	2008

Rental income:
Minimum	$73.1	$69.9	$78.9
Contingent	17.9	20.6	20.7

Total rental income	91.0	90.5	99.6
Earned income on direct financing leases	22.7	23.0	22.0

Total property revenues	$113.7	$113.5	$121.6

Rent expense associated with the lease commitments is as follows (in millions):

	Years Ended June 30,
	2010	2009	2008

Rental expense:
Minimum	$168.9	$166.5	$150.2
Contingent	7.4	7.7	7.4
Amortization of favorable and unfavorable leases contracts, net	(15.0)	(18.2)	(24.2)

Total rental expense	$161.3	$156.0	$133.4

Favorable leases are amortized on a straight line basis over the remaining lease term for a period of up to 20 years, with amortization expense included in occupancy and other operating costs and property expenses in the consolidated statements of income. Unfavorable leases are amortized over a period of up to 20 years as a reduction in occupancy and other operating costs and property expenses in the consolidated statements of income.

Amortization of favorable leases totaled $2.6 million, $2.6 million and $1.8 million for the years ended June 30, 2010, 2009 and 2008, respectively. Amortization of unfavorable leases totaled $17.6 million, $20.8 million and $26.0 million for the years ended June 30, 2010, 2009 and 2008, respectively.

Favorable leases, net of accumulated amortization totaled $34.4 million and $36.5 million as of June 30, 2010 and June 30, 2009, respectively, and are classified as intangible assets in the accompanying consolidated balance sheets. Unfavorable leases, net of accumulated amortization totaled $127.3 million and $155.5 million as of June 30, 2010 and June 30, 2009, respectively, and are classified within other liabilities in the accompanying consolidated balance sheets.

As of June 30, 2010, estimated future amortization expense of favorable lease contracts subject to amortization for each of the years ended June 30 is $2.6 million in 2011, $2.5 million in 2012, $2.6 million in 2013, $2.4 million in 2014, $2.3 million in 2015 and $22.1 million thereafter. As of June 30, 2010, estimated future amortization expense of unfavorable lease contracts subject to amortization for each of the years ended June 30 is $15.1 million in 2011, $14.1 million in 2012, $13.3 million in 2013, $12.4 million in 2014, $11.2 million in 2015 and $61.3 million thereafter.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Note 19.	Stockholders’ Equity

Dividends Paid

During each of the years ended June 30, 2010, 2009, and 2008, the Company declared four quarterly cash dividends of $0.0625 per share on its common stock. Total dividends paid by the Company during each of the years ended June 30, 2010, 2009, and 2008 was $34.2 million, $34.1 million, and $34.2 million, respectively.

Accumulated Other Comprehensive Income (Loss)

The following table displays the change in the components of accumulated other comprehensive income (loss) (in millions):

				Accumulated
			Foreign	Other
			Currency	Comprehensive
	Derivatives	Pensions	Translation	Income (Loss)

Balances at June 30, 2007	$7.6	$4.5	$(4.6)	$7.5
Foreign currency translation adjustment	—	—	(1.7)	(1.7)
Net change in fair value of derivatives, net of tax of $3.9 million	(6.4)	—	—	(6.4)
Amounts reclassified to earnings during the period from terminated swaps, net of tax $1.1 million	(1.3)	—	—	(1.3)
Pension and post-retirement benefit plans, net of tax of $4.5 million	—	(6.5)	—	(6.5)

Balances at June 30, 2008	(0.1)	(2.0)	(6.3)	(8.4)
Foreign currency translation adjustment	—	—	(6.0)	(6.0)
Net change in fair value of derivatives, net of tax of $10.6 million	(16.8)	—	—	(16.8)
Amounts reclassified to earnings during the period from terminated swaps, net of tax $0.4 million	(0.9)	—	—	(0.9)
Pension and post-retirement benefit plans, net of tax of $9.2 million	—	(13.8)	—	(13.8)

Balances at June 30, 2009	(17.8)	(15.8)	(12.3)	(45.9)
Foreign currency translation adjustment	—	—	(4.4)	(4.4)
Net change in fair value of derivatives, net of tax of $2.6 million	4.1	—	—	4.1
Amounts reclassified to earnings during the period from terminated swaps, net of tax $0.6 million	(1.0)	—	—	(1.0)
Pension and post-retirement benefit plans, net of tax of $11.3 million	—	(19.7)	—	(19.7)

Balances at June 30, 2010	$(14.7)	$(35.5)	$(16.7)	$(66.9)

Note 20.	Pension and Post Retirement Medical Benefits

Pension Benefits

The Company sponsors noncontributory defined benefit pension plans for its salaried employees in the United States (the “U.S. Pension Plans”) and certain employees in the United Kingdom, Germany and Switzerland (the “International Pension Plans”). Effective December 31, 2005, all benefits accrued under the U.S. Pension Plans were frozen at the benefit level attained as of that date.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Postretirement Medical Benefits

The Company’s postretirement medical plan (the “U.S. Medical Plan”) provides medical, dental and life insurance benefits to U.S. salaried retirees hired prior to June 30, 2001 and who were age 40 or older as of June 30, 2001, and their eligible dependents. The amount of retirement health care coverage an employee will receive depends upon the length of credited service with the Company, multiplied by an annual factor to determine the value of the post-retirement health care coverage.

Obligations and Funded Status

The following table sets forth the change in benefit obligations, fair value of plan assets and amounts recognized in the balance sheets for the U.S. Pension Plans, International Pension Plans and U.S. Medical Plan (in millions):

	U.S.		International		U.S.
	Pension Plan		Pension Plans		Medical Plan
	2010	2009	2010	2009	2010	2009

Change in benefit obligation
Benefit obligation at beginning of year	$146.0	$147.8	$23.6	$27.0	$22.1	$22.3
Service cost	—	—	1.8	2.1	0.4	0.6
Interest cost	9.1	11.0	1.3	1.6	1.3	1.7
Actuarial (gains) losses	29.0	(6.4)	5.6	(3.3)	2.7	(1.8)
Employee Contributions	—	—	0.2	0.3	—	—
Part D Rx Subsidy Received	—	—	—	—	0.1	0.1
Foreign currency exchange rate changes	—	—	(2.3)	(4.1)	—	—
Benefits paid	(5.1)	(6.4)	(0.6)	—	(0.6)	(0.8)

Benefit obligation at end of year	$179.0	$146.0	$29.6	$23.6	$26.0	$22.1
Change in plan assets
Fair value of plan assets at beginning of year	$97.9	$99.0	$16.6	$20.8	$—	$—
Actual return on plan assets	14.6	(19.5)	1.1	1.2	—	—
Employer contributions	2.3	24.8	1.2	0.9	—	—
Employee Contributions	—	—	0.2	0.3	—	—
Actuarial gain/loss	—	—	1.7	(3.5)	—	—
Benefits paid	(5.1)	(6.4)	(0.5)	0.1	—	—
Foreign currency exchange rate changes	—	—	(2.0)	(3.2)	—	—

Fair value of plan assets at end of year	$109.7	$97.9	$18.3	$16.6	$—	$—

Funded status of plan	$(69.3)	$(48.1)	$(11.3)	$(7.0)	$(26.0)	$(22.1)

Amounts recognized in the consolidated balance sheet
Current liabilities	$(1.1)	$(1.0)	$(0.1)	$(0.1)	$(1.0)	$(1.0)
Noncurrent liabilities	(68.2)	(47.1)	(11.2)	(6.9)	(25.0)	(21.1)

Net pension liability, end of fiscal year	$(69.3)	$(48.1)	$(11.3)	$(7.0)	$(26.0)	$(22.1)

Amounts recognized in accumulated other comprehensive income (AOCI)
Unrecognized actuarial loss (gain)	$55.1	$31.2	$2.7	$(1.3)	$(2.3)	$(5.4)

Total AOCI (before tax)	$55.1	$31.2	$2.7	$(1.3)	$(2.3)	$(5.4)

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Additional year-end information for the U.S. Pension Plans, International Pension Plans and U.S. Medical Plan with accumulated benefit obligations in excess of plan assets

The following sets forth the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. Pension Plans, International Pension Plans and U.S. Medical Plan with accumulated benefit obligations in excess of plan assets (in millions):

	U.S.		International		U.S.
	Pension Plan		Pension Plans		Medical Plan
	2010	2009	2010	2009	2010	2009

Projected benefit obligation	$179.0	$146.0	$8.8	$7.3	$26.0	$22.1
Accumulated benefit obligation	$179.0	$146.0	$1.6	$6.4	$26.0	$22.1
Fair value of plan assets	$109.7	$97.9	$1.3	$1.3	$—	$—

As of June 30, 2010, for International Pension Plans, accumulated benefit obligations in excess of plan assets relates to the Switzerland pension plan.

Components of Net Periodic Benefit Cost

A summary of the components of net periodic benefit cost for the U.S. Pension Plans and International Pension Plans and U.S. Medical Plan is presented below (in millions):

				International			U.S. Medical
	U.S. Pension Plan			Pension Plans			Plan
	2010	2009	2008	2010	2009	2008	2010	2009	2008

Service cost	$—	$—	$—	$1.3	$1.3	$1.6	$0.4	$0.5	$0.5
Interest cost	9.1	8.8	8.7	0.8	0.8	1.2	1.4	1.3	1.3
Expected return on plan assets	(9.6)	(8.8)	(8.2)	(0.4)	(0.5)	(1.3)	—	—	—
Recognized net actuarial (gain) loss	—	—	—	—	—	—	(0.4)	(0.2)	—
Amortization of prior service cost	—	—	—	—	—	(0.3)	—	—	—

Net periodic benefit cost	$(0.5)	$—	$0.5	$1.7	$1.6	$1.2	$1.4	$1.6	$1.8

Other Changes in Plan Assets and Projected Benefit Obligation Recognized in Other Comprehensive Income

	U.S. Pension				U.S. Medical
	Plans		International Pension Plans		Plans
	2010	2009	2010	2009	2010	2009

Unrecognized actuarial (gain) loss	$23.9	$24.1	$4.0	$0.4	$2.7	$(1.7)
Recognized net actuarial gain (loss)	—	—	—	—	0.4	0.2

Total recognized in OCI	$23.9	$24.1	$4.0	$0.4	$3.1	$(1.5)

As of June 30, 2010, for the combined U.S. and international pension plans, the Company expected to amortize during fiscal 2011 from accumulated other comprehensive income/ (loss) into net periodic pension cost an estimated $2.5 million of net actuarial loss.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Assumptions

The weighted-average assumptions used in computing the benefit obligations of the U.S. Pension Plans and U.S. Medical Plan are as follows:

				International			U.S. Medical
	U.S. Pension Plan			Pension Plans			Plan
	2010	2009	2008	2010	2009	2008	2010	2009	2008

Discount rate as of year-end	5.20%	6.37%	6.10%	5.17%	6.00%	6.10%	5.20%	6.37%	6.10%
Range of compensation rate increase	N/A*	N/A*	N/A*	3.71%	3.53%	4.15%	N/A	N/A	N/A

*	The Company curtailed the U.S Pension Plans during the year ended June 30, 2006.

The discount rate used in the calculation of the benefit obligation at June 30, 2010 for the U.S. Plans is derived from a yield curve comprised of the yields of an index of 250 equally-weighted corporate bonds, rated AA or better by Moody’s, which approximates the duration of the U.S. Plans.

The weighted-average assumptions used in computing the net periodic benefit cost of the U.S. Pension Plans and the U.S. Medical Plan are as follows:

				International			U.S. Medical
	U.S. Pension Plans			Pension Plans			Plan
	2010	2009	2008	2010	2009	2008	2010	2009	2008

Discount rate	6.37%	6.10%	6.07%	6.07%	5.89%	5.39%	6.37%	6.10%	6.07%
Range of compensation rate increase	N/A *	N/A *	N/A *	3.57%	3.88%	3.61%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	8.25%	8.25%	6.42%	6.51%	7.00%	N/A	N/A	N/A

*	The Company curtailed the U.S Pension Plans during the year ended June 30, 2006.

The expected long-term rate of return on plan assets is determined by expected future returns on the asset categories in target investment allocation. These expected returns are based on historical returns for each asset’s category adjusted for an assessment of current market conditions.

The assumed healthcare cost trend rates are as follows:

	Years Ended June 30,
	2010	2009	2008

Healthcare cost trend rate assumed for next year	8.00%	8.50%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2020	2016	2016

Assumed healthcare cost trend rates do not have a significant effect on the amounts reported for the postretirement healthcare plans, since a one-percentage point increase or decrease in the assumed healthcare cost trend rate would have a minimal effect on service and interest cost and the postretirement obligation.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Plan Assets

The fair value of major category of pension plan assets for U.S. and International Pension Plans at June 30, 2010 is presented below:

	U.S.	International
	Pension Plan	Pension Plans
	2010	2010

Level 2:
Cash and Cash equivalents(a)	$7.7	$0.3
Equity Securities(b):
U.S.	49.2	3.2
Non — U.S.	11.8	8.3
Fixed Income(b) :
Corporate Bonds and Notes	20.6	—
U.S. Government Treasuries	6.3	—
International Debt	4.9	—
Mortgage-Backed Securities	4.5	—
U.S. Government Agencies	1.9	—
Asset-Backed Securities	1.0	—
Municipal Bonds	0.8	—
Non- U.S. Bonds	0.2	6.2
Other(c )	0.8	0.3

Total fair value of plan assets	$109.7	$18.3

(a)	Short-term investments in money market funds

(b)	Securities held in common commingled trust funds

(c)	Other securities held in common commingled trust funds including interest rate swaps and foreign currency contracts.

The Company categorizes plan assets within a three level fair value hierarchy as described in Note 2. Pooled funds are primarily classified as Level 2 and are valued using net asset values of participation units held in common collective trusts, as reported by the managers of the trusts and as supported by the unit prices of actual purchase and sale transactions. The fair value of plan assets for U.S. Pension Plan and International Pension Plans as of June 30, 2009 was $97.9 million and $16.6 million, respectively.

The investment objective for the U.S. Pension Plans and International Pension Plans is to secure the benefit obligations to participants while minimizing costs to the Company. The goal is to optimize the long-term return on plan assets at an average level of risk. The portfolio of equity securities, currently targeted at 60% for U.S. Pension Plan and 70% for International Plan, includes primarily large-capitalization companies with a mix of small-capitalization U.S. and foreign companies well diversified by industry. The portfolio of fixed income asset allocation, currently targeted at 40% for U.S. Plan and 30% for International Plan, is actively managed and consists of long duration fixed income securities primarily in U.S. debt markets and non — U.S. bonds with long-term maturities that help to reduce exposure to interest variation and to better correlate asset maturities with obligations.

Estimated Future Cash Flows

Total contributions to the U.S. Pension Plans and International Pension Plans were $3.5 million, $25.7 million and $6.1 million for the years ended June 30, 2010, 2009 and 2008, respectively.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The U.S. and International Pension Plans’ and U.S. Medical Plan’s expected contributions to be paid in the next fiscal year, the projected benefit payments for each of the next five fiscal years and the total aggregate amount for the subsequent five fiscal years are as follows:

	U.S.	International	U.S.
	Pension Plans	Pension Plans	Medical Plan*

Estimated Net Contributions During Fiscal 2011:	$6.1	$0.6	$1.0
Estimated Future Year Benefit Payments During Years Ended June 30,:
2011	$6.4	$0.2	$1.0
2012	$6.7	$0.3	$1.3
2013	$7.1	$0.3	$1.4
2014	$7.6	$0.2	$1.6
2015	$8.2	$0.2	$1.7
2016 - 2020	$51.9	$2.4	$10.4

*	Net of Part D Subsidy

Note 21.	Other Operating (Income) Expenses, Net

Other operating (income) expenses, net, consist of the following (in millions):

	Years Ended June 30,
	2010	2009	2008

Net (gains) losses on disposal of assets restaurant closures and refranchisings	$(2.4)	$(8.5)	$(9.8)
Litigation settlements and reserves, net	(0.2)	0.2	1.1
Foreign exchange net (gains) losses	(3.3)	8.4	2.3
Other, net	5.2	1.8	5.8

Other operating (income) expense, net	$(0.7)	$1.9	$(0.6)

The $5.2 million of other, net within other operating (income) expense, net for fiscal year ended June 30, 2010 includes a $2.4 million charge related to consumption tax in EMEA, $1.5 million of severance costs related to refranchisings in Germany, $1.0 million of franchise workout costs and a $0.7 million contract termination fee, partially offset by $1.1 million of income recorded in connection with the expiration of gift cards in the U.S.

The $1.8 million of other, net within other operating (income) expense, net for the fiscal year ended June 30, 2009 consists primarily of $1.7 million of franchise workout costs.

The $5.8 million of other, net within other operating (income) expenses, net for the year ended June 30, 2008 includes $3.1 million of franchise workout costs and $1.9 million of settlement losses associated with the acquisition of franchise restaurants.

Note 22.	Commitments and Contingencies

Guarantees

The Company guarantees certain lease payments of franchisees arising from leases assigned in connection with sales of Company restaurants to franchisees, by remaining secondarily liable for base and contingent rents under the assigned leases of varying terms. The maximum contingent rent amount is not determinable as the amount is based on future revenues. In the event of default by the franchisees, the Company has typically retained the right

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

to acquire possession of the related restaurants, subject to landlord consent. The aggregate contingent obligation arising from these assigned lease guarantees, excluding contingent rents, was $71.5 million as of June 30, 2010, expiring over an average period of seven years.

Other commitments arising out of normal business operations were $9.7 million as of June 30, 2010, of which $8.6 million was guaranteed under bank guarantee arrangements.

Letters of Credit

As of June 30, 2010, the Company had $34.2 million in irrevocable standby letters of credit outstanding, which were issued primarily to certain insurance carriers to guarantee payments of deductibles for various insurance programs, such as health and commercial liability insurance. Such letters of credit are secured by the collateral under the Company’s revolving credit facility. As of June 30, 2010, no amounts had been drawn on any of these irrevocable standby letters of credit.

As of June 30, 2010, the Company had posted bonds totaling $3.1 million, which related to certain utility deposits and capital projects.

Vendor Relationships

During the year ended June 30, 2000, the Company entered into long-term, exclusive contracts with The Coca-Cola Company and with Dr Pepper/Seven Up, Inc. to supply the Company and its franchise restaurants with their products and obligating Burger King® restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit. As of June 30, 2010, the Company estimates that it will take approximately 14 years to complete the Coca-Cola and Dr Pepper/Seven Up, Inc. purchase commitments. In the event of early termination of these arrangements, the Company may be required to make termination payments that could be material to the Company’s results of operations and financial position. Additionally, in connection with these contracts, the Company received upfront fees, which are being amortized over the term of the contracts. As of June 30, 2010 and 2009, the deferred amounts totaled $14.9 million and $16.1 million, respectively. These deferred amounts are amortized as a reduction to food, paper and product costs in the accompanying consolidated statements of income.

As of June 30, 2010, the Company had $9.2 million in aggregate contractual obligations for the year ended June 30, 2010 with vendors providing information technology and telecommunication services under multiple arrangements. These contracts extend up to five years with a termination fee ranging from $0.5 million to $1.9 million during those years. The Company also has separate arrangements for telecommunication services with an aggregate contractual obligation of $12.1 million over five years with no early termination fee.

The Company also enters into commitments to purchase advertising. As of June 30, 2010, commitments to purchase advertising totaled $60.7 million and run through December 2012.

Litigation

On July 30, 2008, the Company was sued by four Florida franchisees over its decision to mandate extended operating hours in the United States. The plaintiffs seek damages, declaratory relief and injunctive relief. The court dismissed the plaintiffs’ original complaint in November 2008. In December 2008, the plaintiffs filed an amended complaint. In August 2010, the court entered an order reaffirming the legal bases for dismissal of the original complaint, again holding that BKC had the authority under its franchise agreements to mandate extended operating hours. However, BKC’s motion to dismiss the plaintiff’s amended complaint is still before the court.

On September 10, 2008, a class action lawsuit was filed against the Company in the United States District Court for the Northern District of California. The complaint alleged that all 96 Burger King restaurants in California leased by the Company and operated by franchisees violate accessibility requirements under federal and state law.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

In September 2009, the court issued a decision on the plaintiffs’ motion for class certification. In its decision, the court limited the class action to the 10 restaurants visited by the named plaintiffs, with a separate class of plaintiffs for each of the 10 restaurants and 10 separate trials. In March 2010, the Company agreed to settle the lawsuit with respect to the 10 restaurants and, in July 2010, the court gave final approval to the settlement. In April 2010, the Company received a demand from the law firm representing the plaintiffs in the class action lawsuit, notifying the Company that the firm was prepared to bring a class action covering the other restaurants. If a lawsuit is filed, the Company intends to vigorously defend against all claims in the lawsuit, but the Company is unable to predict the ultimate outcome of this litigation.

The National Franchisee Association, Inc. and several individual franchisees filed class action lawsuits on November 10, 2009, and June 15, 2010, respectively, claiming to represent Burger King franchisees. The lawsuits seek a judicial declaration that the franchise agreements between BKC and its franchisees do not obligate the franchisees to comply with maximum price points set by BKC for products on the BK Value Menu sold by the franchisees, specifically the 1/4 lb. Double Cheeseburger and the Buck Double. The lawsuit filed by the individual franchisees also seeks monetary damages for financial loss incurred by franchisees who were required to sell those products for no more than $1.00. In June 2010, the court entered an order in the NFA case granting in part BKC’s motion to dismiss. The court held that BKC had the authority under its franchise agreements to set maximum prices but that, for purposes of a motion to dismiss, the NFA had asserted a “plausible” claim that BKC’s decision may not have been made in good faith. Both cases have been consolidated in front of the same judge. While the Company believes its decision to put the 1/4 lb. Double Cheeseburger and the Buck Double on the BK Value Menu was made in good faith, the Company is unable to predict the ultimate outcome of these cases.

From time to time, the Company is involved in other legal proceedings arising in the ordinary course of business relating to matters including, but not limited to, disputes with franchisees, suppliers, employees and customers, as well as disputes over our intellectual property.

Other

The Company carries insurance programs to cover claims such as workers’ compensation, general liability, automotive liability, executive risk and property, and is self-insured for healthcare claims for eligible participating employees. Through the use of insurance program deductibles (ranging from $0.1 million to $2.5 million) and self insurance, the Company retains a significant portion of the expected losses under these programs.

Insurance reserves have been recorded based on the Company’s estimate of the anticipated ultimate costs to settle all claims, both reported and incurred-but-not-reported (IBNR), and such reserves include judgments and independent actuarial assumptions about economic conditions, the frequency or severity of claims and claim

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

development patterns, and claim reserve, management and settlement practices. As of June 30, 2010 and 2009, the Company had $37.1 million and $39.5 million, respectively, in accrued liabilities for such claims.

Note 23.	Segment Reporting

The Company operates in the fast food hamburger category of the quick service segment of the restaurant industry. Revenues include retail sales at Company restaurants, franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and franchise fees paid by franchisees, and property revenues. The business is managed in three distinct geographic segments: (1) United States and Canada; (2) Europe, the Middle East and Africa and Asia Pacific (“EMEA/APAC”); and (3) Latin America.

The unallocated amounts reflected in certain tables below include corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management, which benefit all of the Company’s geographic segments and system-wide restaurants and are not allocated specifically to any of the geographic segments.

The following tables present revenues, income from operations, depreciation and amortization, total assets, long-lived assets and capital expenditures by geographic segment (in millions):

	Years Ended June 30,
	2010	2009	2008

Revenues:
United States and Canada	$1,695.2	$1,743.0	$1,578.5
EMEA/APAC	698.0	687.4	760.8
Latin America	109.0	107.0	115.4

Total revenues	$2,502.2	$2,537.4	$2,454.7

Other than the United States and Germany, no other individual country represented 10% or more of the Company’s total revenues. Revenues in the United States totaled $1.5 billion, $1.6 billion and $1.4 billion for the years ended June 30, 2010, 2009 and 2008, respectively. Revenues in Germany totaled $281.9 million, $307.2 million and $349.5 million for the years ended June 30, 2010, 2009 and 2008, respectively.

	Years Ended June 30,
	2010	2009	2008

Income from Operations:
United States and Canada	$346.7	$345.7	$349.7
EMEA/APAC	84.6	83.6	91.8
Latin America	38.2	37.8	41.4
Unallocated	(136.6)	(127.7)	(128.7)

Total income from operations	332.9	339.4	354.2
Interest expense, net	48.6	54.6	61.2

Income before income taxes	284.3	284.8	293.0
Income tax expense	97.5	84.7	103.4

Net income	$186.8	$200.1	$189.6

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

	2010	2009	2008

Depreciation and Amortization:
United States and Canada	$72.8	$63.4	$64.0
EMEA/APAC	18.0	15.7	14.1
Latin America	4.9	5.6	4.5
Unallocated	16.0	13.4	13.0

Total depreciation and amortization	$111.7	$98.1	$95.6

	2010	2009

Assets:
United States and Canada	$2,047.6	$2,004.3
EMEA/APAC	592.5	598.2
Latin America	66.8	59.5
Unallocated	40.3	45.1

Total assets	$2,747.2	$2,707.1

	2010	2009

Long-Lived Assets:
United States and Canada	$960.7	$945.0
EMEA/APAC	113.6	121.3
Latin America	38.0	37.1
Unallocated	40.3	45.1

Total long-lived assets	$1,152.6	$1,148.5

Long-lived assets include property and equipment, net, and net investment in property leased to franchisees. Only the United States represented 10% or more of the Company’s total long-lived assets as of June 30, 2010 and 2009. Long-lived assets in the United States, including the unallocated portion, totaled $923.2 million and $917.1 million as of June 30, 2010 and 2009, respectively.

	Years Ended June 30,
	2010	2009	2008

Capital Expenditures:
United States and Canada	$99.9	$146.9	$121.9
EMEA/APAC	30.9	30.7	28.6
Latin America	5.4	7.6	9.4
Unallocated	14.1	18.8	18.3

Total capital expenditures	$150.3	$204.0	$178.2

The goodwill reflected in the Company’s consolidated balance sheets of $31.0 million and $26.4 million as of June 30, 2010 and 2009, respectively, was primarily attributable to the Company’s United States and Canada geographic segment.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Note 24.	Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data (in millions, except per share data):

	Quarters Ended
	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010

Revenue	$636.9	$645.4	$596.9	$623.0
Operating income	$83.0	$88.2	$78.9	$82.8
Net income	$46.6	$50.2	$41.0	$49.0
Basic earnings per share	$0.35	$0.37	$0.30	$0.36
Diluted earnings per share	$0.34	$0.37	$0.30	$0.36

	Quarters Ended
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

Revenue	$673.5	$634.1	$599.9	$629.9
Operating income	$89.9	$86.2	$75.6	$87.7
Net income	$49.8	$44.3	$47.1	$58.9
Basic earnings per share	$0.37	$0.33	$0.35	$0.44
Diluted earnings per share	$0.36	$0.33	$0.34	$0.43

Quarterly results are impacted by the timing of expenses and charges which affect comparability of results.

Note 25. Supplemental Financial Information
     On October 19, 2010, Burger King Corporation, a wholly-owned subsidiary of the Company (“BKC”), issued $800.0 million aggregate principal amount of its 9 7/8% Senior Notes due 2018 (the “Notes”), which are guaranteed (the “Guarantees” and together with the Notes, the “Securities”) by the Company and by substantially all of BKC’s domestic subsidiaries (the “Guarantors”). Pursuant to the registration rights agreement among BKC, the Guarantors and the several initial purchasers, entered into in connection with the issuance of the Notes, BKC agreed to offer to exchange the Notes for up to $800.0 million in aggregate principal amount of 9 7/8% Senior Notes due 2018 that have been registered under the Securities Act (the “Exchange Offer”).
     The following tables present the condensed consolidating financial information for BKC, the Guarantors and BKC’s non-guarantor subsidiaries (the “Non-Guarantors”), together with eliminations, as of and for the periods indicated. The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had BKC, Guarantors and Non-Guarantors operated as independent entities.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
As Of June 30, 2010
(In millions)

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$70.2	$—	$117.4	$—	$187.6
Trade and notes receivable, net	101.0	—	41.9	—	142.9
Prepaids and other current assets	63.8	—	24.6	—	88.4
Deferred income taxes, net	14.0	—	1.1	—	15.1

Total current assets	249.0	—	185.0	—	434.0

Property and equipment, net of accumulated depreciation	796.0	—	218.1	—	1,014.1
Intangible assets, net	748.6	—	276.8	—	1,025.4
Goodwill	25.6	—	5.4	—	31.0
Net investment in property leased to franchisees	127.3	—	11.2	—	138.5
Intercompany receivable	477.2	—	—	(477.2)	—
Investment in subsidiaries	135.7	1,205.0	—	(1,340.7)	—
Other assets, net	52.2	—	52.0	—	104.2

Total assets	2,611.6	1,205.0	748.5	(1,817.9)	2,747.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts and drafts payable	72.9	—	34.0	—	106.9
Accrued advertising	42.5	—	29.4	—	71.9
Other accrued liabilities	137.4	0.5	63.0	—	200.9
Current portion of long term debt and capital leases	91.6	—	1.7	—	93.3

Total current liabilities	344.4	0.5	128.1	—	473.0

Term debt, net of current portion	667.4	—	0.3	—	667.7
Capital leases, net of current portion	47.1	—	18.2	—	65.3
Other liabilities, net	281.3	0.3	63.0	—	344.6
Intercompany payables	—	75.8	401.4	(477.2)	—
Deferred income taxes, net	66.4	—	1.8	—	68.2

Total liabilities	1,406.6	76.6	612.8	(477.2)	1,618.8

Stockholders’ equity:
Common stock	—	1.4	—	—	1.4
Additional paid-in capital	571.3	647.2	53.8	(625.1)	647.2
Retained earnings	700.6	608.0	99.7	(800.3)	608.0
Accumulated other comprehensive loss	(66.9)	(66.9)	(17.8)	84.7	(66.9)
Treasury Stock	—	(61.3)	—	—	(61.3)

Total stockholders’ equity	1,205.0	1,128.4	135.7	(1,340.7)	1,128.4

Total liabilities and stockholders’ equity	$2,611.6	$1,205.0	$748.5	$(1,817.9)	$2,747.2

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
As Of June 30, 2009
(In millions)

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$19.1	$—	$102.6	$—	$121.7
Trade and notes receivable, net	89.3	—	40.7	—	130.0
Prepaids and other current assets	63.9	—	22.5	—	86.4
Deferred income taxes, net	30.9	—	1.6	—	32.5

Total current assets	203.2	—	167.4	—	370.6

Property and equipment, net of accumulated depreciation	793.1	—	220.1	—	1,013.2
Intangible assets, net	756.5	—	306.2	—	1,062.7
Goodwill	25.9	—	0.5	—	26.4
Net investment in property leased to franchisees	124.0	—	11.3	—	135.3
Intercompany receivable	493.6	—	—	(493.6)	—
Investment in subsidiaries	73.8	1,018.7	—	(1,092.5)	—
Other assets, net	55.8	—	43.1	—	98.9

Total assets	2,525.9	1,018.7	748.6	(1,586.1)	2,707.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts and drafts payable	91.7	—	35.3	—	127.0
Accrued advertising	43.1	—	24.7	—	67.8
Other accrued liabilities	152.3	—	67.7	—	220.0
Current portion of long term debt and capital leases	66.1	—	1.4	—	67.5

Total current liabilities	353.2	—	129.1	—	482.3

Term debt, net of current portion	755.6	—	—	—	755.6
Capital leases, net of current portion	48.6	—	17.2	—	65.8
Other liabilities, net	276.9	0.8	76.8	—	354.5
Intercompany payables	—	43.1	450.5	(493.6)	—
Deferred income taxes, net	72.9	—	1.2	—	74.1

Total liabilities	1,507.2	43.9	674.8	(493.6)	1,732.3

Stockholders’ equity:
Common stock	—	1.4	—	—	1.4
Additional paid-in capital	550.8	623.4	28.6	(579.4)	623.4
Retained earnings	513.8	455.4	56.0	(569.8)	455.4
Accumulated other comprehensive loss	(45.9)	(45.9)	(10.8)	56.7	(45.9)
Treasury Stock	—	(59.5)	—	—	(59.5)

Total stockholders’ equity	1,018.7	974.8	73.8	(1,092.5)	974.8

Total liabilities and stockholders’ equity	$2,525.9	$1,018.7	$748.6	$(1,586.1)	$2,707.1

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidating Statement of Income
For The Year Ended June 30, 2010
(In millions)

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$1,153.1	$—	$686.2	$—	$1,839.3
Franchise revenues	358.7	—	190.5	—	549.2
Intercompany revenues	6.0	—	6.6	(12.6)	—
Property revenues	84.9	—	28.8	—	113.7

Total revenues	1,602.7	—	912.1	(12.6)	2,502.2
Company restaurant expenses:
Food, paper and product costs	373.6	—	211.4	—	585.0
Payroll and employee benefits	356.3	—	212.4	—	568.7
Occupancy and other operating costs	265.4	—	195.7	—	461.1

Total company restaurant expenses	995.3	—	619.5	—	1,614.8
Selling, general and administrative expenses	301.9	—	193.9	—	495.8
Intercompany expenses	6.6	—	6.0	(12.6)	—
Property expenses	34.4	—	25.0	—	59.4
Other operating (income) expense, net	(0.5)	—	(0.2)	—	(0.7)

Total operating costs and expenses	1,337.7	—	844.2	(12.6)	2,169.3

Income from operations	265.0	—	67.9	—	332.9

Interest expense	46.9	—	2.7	—	49.6
Intercompany interest (income) expense	(10.3)	—	10.3	—	—
Interest income	—	—	(1.0)	—	(1.0)

Total interest expense, net	36.6	—	12.0	—	48.6
Income before income taxes	228.4	—	55.9	—	284.3
Income tax expense	85.4	—	12.1	—	97.5

Income from continuing operations	143.0	—	43.8	—	186.8
Equity in earnings of subsidiaries	43.8	186.8	—	(230.6)	—

Net income	$186.8	$186.8	$43.8	$(230.6)	$186.8

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidating Statement of Income
For The Year Ended June 30, 2009
(In millions)

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$1,192.9	$—	$687.6	$—	$1,880.5
Franchise revenues	366.3	—	177.1	—	543.4
Intercompany revenues	14.3	—	—	(14.3)	—
Property revenues	83.5	—	30.0	—	113.5

Total revenues	1,657.0	—	894.7	(14.3)	2,537.4
Company restaurant expenses:
Food, paper and product costs	389.6	—	214.1	—	603.7
Payroll and employee benefits	369.8	—	212.4	—	582.2
Occupancy and other operating costs	272.3	—	185.5	—	457.8

Total company restaurant expenses	1,031.7	—	612.0	—	1,643.7
Selling, general and administrative expenses	315.4	—	178.9	—	494.3
Intercompany expenses	—	—	14.3	(14.3)	—
Property expenses	30.7	—	27.4	—	58.1
Other operating (income) expense, net	6.4	—	(4.5)	—	1.9

Total operating costs and expenses	1,384.2	—	828.1	(14.3)	2,198.0

Income from operations	272.8	—	66.6	—	339.4

Interest expense	54.8	—	2.5	—	57.3
Intercompany interest (income) expense	(21.0)	—	21.0	—	—
Interest income	(1.6)	—	(1.1)	—	(2.7)

Total interest expense, net	32.2	—	22.4	—	54.6
Income before income taxes	240.6	—	44.2	—	284.8
Income tax expense	78.4	—	6.3	—	84.7

Income from continuing operations	162.2	—	37.9	—	200.1
Equity in earnings of subsidiaries	37.9	200.1	—	(238.0)	—

Net income	$200.1	$200.1	$37.9	(238.0)	$200.1

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidating Statement of Income
For The Year Ended June 30, 2008
(In millions)

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$1,017.2	$—	$778.7	$—	$1,795.9
Franchise revenues	359.4	—	177.8	—	537.2
Intercompany revenues	20.5	—	—	(20.5)	—
Property revenues	84.6	—	37.0	—	121.6

Total revenues	1,481.7	—	993.5	(20.5)	2,454.7
Company restaurant expenses:
Food, paper and product costs	327.1	—	237.2	—	564.3
Payroll and employee benefits	308.6	—	226.1	—	534.7
Occupancy and other operating costs	232.9	—	206.1	—	439.0

Total company restaurant expenses	868.6	—	669.4	—	1,538.0
Selling, general and administrative expenses	308.0	—	193.0	—	501.0
Intercompany expenses	—	—	20.5	(20.5)	—
Property expenses	30.7	—	31.4	—	62.1
Other operating (income) expense, net	(2.0)	—	1.4	—	(0.6)

Total operating costs and expenses	1,205.3	—	915.7	(20.5)	2,100.5

Income from operations	276.4	—	77.8	—	354.2

Interest expense	64.1	—	3.0	—	67.1
Intercompany interest	(28.7)	—	28.7	—	—
Interest income	(3.7)	—	(2.2)	—	(5.9)

Total interest expense, net	31.7	—	29.5	—	61.2
Income before income taxes	244.7	—	48.3	—	293.0
Income tax expense	83.7	—	19.7	—	103.4

Income from continuing operations	161.0	—	28.6	—	189.6
Equity in earnings of subsidiaries	28.6	189.6	—	(218.2)	—

Net Income	$189.6	$189.6	$28.6	$(218.2)	$189.6

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
For TheYear Ended June 30, 2010
Condensed Consolidating Statement of Cash Flows
(In millions)

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$186.8	$186.8	$43.8	$(230.6)	$186.8
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(43.8)	(186.8)	—	230.6	—
Depreciation and amortization	81.0	—	30.7	—	111.7
Gain on hedging activities	(1.6)	—	—	—	(1.6)
Loss (gain) on remeasurement of foreign denominated transactions	44.4	—	(3.5)	—	40.9
Gain on refranchisings, dispositions of assets and release of unfavorable lease obligation	(3.3)	—	(6.2)	—	(9.5)
Impairment on non-restaurant properties	2.3	—	0.6	—	2.9
Bad debt expense, net of (recoveries)	(0.7)	—	1.5	—	0.8
Share-based compensation	14.3	—	2.7	—	17.0
Deferred income taxes	16.0	—	0.9	—	16.9
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	(9.8)	—	(6.1)	—	(15.9)
Prepaids and other current assets	0.2	—	(1.6)	—	(1.4)
Accounts and drafts payable	(18.9)	—	(1.9)	—	(20.8)
Accrued advertising	(0.5)	—	6.9	—	6.4
Other accrued liabilities	(20.6)	—	(1.7)	—	(22.3)
Other long-term assets and liabilities	(0.1)	—	(0.7)	(0.7)	(1.5)

Net cash provided by operating activities	245.7	—	65.4	(0.7)	310.4

Cash flows from investing activities:
Payments for property and equipment	(106.6)	—	(43.7)	—	(150.3)
Proceeds from refranchisings, disposition of assets and restaurant closures	12.7	—	8.8	—	21.5
Payments for acquired franchisee operations, net of cash acquired	(0.1)	—	(13.9)	—	(14.0)
Return of investment on direct financing leases	7.4	—	0.8	—	8.2
Other investing activities	2.7	—	(3.0)	—	(0.3)

Net cash used for investing activities	(83.9)	—	(51.0)	—	(134.9)

Cash flows from financing activities:
Repayments of term debt and capital leases	(66.1)	—	(1.6)	—	(67.7)
Borrowings under revolving credit facility	38.5	—	—	—	38.5
Repayments of revolving credit facility	(38.5)	—	—	—	(38.5)
Capital contributions from Parent	(2.7)	—	2.7	—	—
Dividends paid on common stock	—	(34.2)	—	—	(34.2)
Proceeds from stock option exercises	—	4.2	—	—	4.2
Excess tax benefits from share-based compensation	3.4	—	0.1	—	3.5
Repurchases of common stock	—	(2.7)	—	—	(2.7)
Intercompany Financing	(45.4)	32.7	12.0	0.7	—

Net cash (used for) provided by financing activities	(110.8)	—	13.2	0.7	(96.9)

Effect of exchange rates on cash and cash equivalents	0.1	—	(12.8)	—	(12.7)
Increase in cash and cash equivalents	51.1	—	14.8	—	65.9
Cash and cash equivalents at beginning of period	19.1	—	102.6	—	121.7

Cash and cash equivalents at end of period	$70.2	$—	$117.4	$—	$187.6

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
For TheYear Ended June 30, 2009
Condensed Consolidating Statement of Cash Flows
(In millions)

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$200.1	$200.1	$37.9	$(238.0)	$200.1
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(37.9)	(200.1)	—	238.0	—
Depreciation and amortization	70.3	—	27.8	—	98.1
Gain on hedging activities	(1.3)	—	—	—	(1.3)
Loss on remeasurement of foreign denominated transactions	50.1	—	—	—	50.1
Gain on refranchisings, dispositions of assets and release of unfavorable lease obligation	(4.8)	—	(6.2)	—	(11.0)
Impairment on non-restaurant properties	—	—	0.5	—	0.5
Bad debt expense, net of (recoveries)	(1.7)	—	2.4	—	0.7
Share-based compensation	14.3	—	1.9	—	16.2
Deferred income taxes	15.5	—	(3.4)	—	12.1
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	4.6	—	(2.5)	—	2.1
Prepaids and other current assets	(35.4)	—	—	—	(35.4)
Accounts and drafts payable	7.4	—	(4.1)	—	3.3
Accrued advertising	(19.7)	—	12.0	—	(7.7)
Other accrued liabilities	(11.4)	—	(9.4)	—	(20.8)
Other long-term assets and liabilities	(0.6)	0.4	3.2	0.8	3.8

Net cash provided by operating activities	249.5	0.4	60.1	0.8	310.8

Cash flows from investing activities:
Payments for property and equipment	(150.9)	—	(53.1)	—	(204.0)
Proceeds from refranchisings, disposition of assets and restaurant closures	19.2	—	7.2	—	26.4
Payments for acquired franchisee operations, net of cash acquired	(67.0)	—	(0.9)	—	(67.9)
Return of investment on direct financing leases	7.4	—	0.5	—	7.9
Other investing activities	0.9	—	(5.3)	—	(4.4)

Net cash used for investing activities	(190.4)	—	(51.6)	—	(242.0)

Cash flows from financing activities:
Repayments of term debt and capital leases	(6.2)	—	(1.2)	—	(7.4)
Borrowings under revolving credit facility	94.3	—	—	—	94.3
Repayments of revolving credit facility	(144.3)	—	—	—	(144.3)
Capital contributions from Parent	(3.9)	—	3.9	—	—
Dividends paid on common stock	—	(34.1)	—	—	(34.1)
Proceeds from stock option exercises	—	3.0	—	—	3.0
Excess tax benefits from share-based compensation	3.9	—	(0.6)	—	3.3
Repurchases of common stock	—	(20.3)	—	—	(20.3)
Intercompany Financing	(33.2)	51.0	(17.0)	(0.8)	(0.0)

Net cash used for financing activities	(89.4)	(0.4)	(14.9)	(0.8)	(105.5)

Effect of exchange rates on cash and cash equivalents	(0.1)	—	(7.5)	—	(7.6)
Decrease in cash and cash equivalents	(30.4)	—	(13.9)	—	(44.3)
Cash and cash equivalents at beginning of period	49.5	—	116.5	—	166.0

Cash and cash equivalents at end of period	$19.1	$—	$102.6	$—	$121.7

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
For The Year Ended June 30, 2008
Condensed Consolidating Statement of Cash Flows
(In millions)

			Non-
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$189.6	$189.6	$28.6	(218.2)	$189.6
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(28.6)	(189.6)	—	218.2	—
Depreciation and amortization	69.8	—	25.8	—	95.6
Gain on hedging activities	(2.0)	—	—	—	(2.0)
(Gain) loss on remeasurement of foreign denominated transactions	(57.2)	—	1.6	—	(55.6)
Gain on refranchisings, dispositions of assets and release of unfavorable lease obligation	(6.1)	—	(10.7)	—	(16.8)
Bad debt expense, net of (recoveries)	(4.5)	—	1.8	—	(2.7)
Share-based compensation	11.4	—	—	—	11.4
Deferred income taxes	11.8	—	8.5	—	20.3
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	(4.9)	—	(3.7)	—	(8.6)
Prepaids and other current assets	15.1	—	(0.2)	—	14.9
Accounts and drafts payable	15.5	—	5.3	—	20.8
Accrued advertising	14.8	—	(3.7)	—	11.1
Other accrued liabilities	(6.7)	—	0.5	—	(6.2)
Other long-term assets and liabilities	(20.2)	0.1	(3.3)	(5.0)	(28.4)

Net cash provided by operating activities	197.8	0.1	50.5	(5.0)	243.4

Cash flows from investing activities:
Payments for property and equipment	(128.3)	—	(49.9)	—	(178.2)
Proceeds from refranchisings, disposition of assets and restaurant closures	12.5	—	14.5	—	27.0
Payments for acquired franchisee operations, net of cash acquired	(53.6)	—	(0.6)	—	(54.2)
Return of investment on direct financing leases	7.0	—	0.4	—	7.4
Other investing activities	(0.2)	—	(1.1)	—	(1.3)

Net cash used for investing activities	(162.6)	—	(36.7)	—	(199.3)

Cash flows from financing activities:
Repayments of term debt and capital leases	(54.3)	—	(1.2)	—	(55.5)
Borrowings under revolving credit facility	50.0	—	—	—	50.0
Capital contributions from parent	—	—	—	—
Dividends paid on common stock	—	(34.2)	—	—	(34.2)
Proceeds from stock option exercises	—	3.8	—	—	3.8
Excess tax benefits from share-based compensation	9.1	—	0.2	—	9.3
Repurchases of common stock	—	(35.4)	—	—	(35.4)
Intercompany Financing	(76.4)	65.7	5.7	5.0	—

Net cash (used for) provided by for financing activities	(71.6)	(0.1)	4.7	5.0	(62.0)

Effect of exchange rates on cash and cash equivalents	4.0	—	10.4	—	14.4
(Decrease) increase in cash and cash equivalents	(32.4)	—	28.9	—	(3.5)
Cash and cash equivalents at beginning of period	81.9	—	87.6	—	169.5

Cash and cash equivalents at end of period	$49.5	$—	$116.5	$—	$166.0

Note 26. Subsequent Event

On August 19, 2010, the Company declared a quarterly dividend of $0.0625 per share of common stock that is payable on September 30, 2010 to shareholders of record on September 14, 2010.